Exhibit 10.48

EXECUTION VERSION

AMENDED AND RESTATED ATH NETWORK PARTICIPATION AGREEMENT

This Amended and Restated ATH Network Participation Agreement (the “Agreement”) is dated as of this September 30, 2010 (the “Effective Date”), by and between BANCO POPULAR DE PUERTO RICO, a bank organized and existing under the laws of the Commonwealth of Puerto Rico (“BPPR”) and EVERTEC, Inc. (“EVERTEC”), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico.

WITNESSETH

WHEREAS, EVERTEC is the owner and operator of the electronic funds transfer system known as the ATH Network in which eligible financial institutions (“Participants”) participate for the interchange of transactions;

WHEREAS, EVERTEC has entered into individual and separate agreements with Participants (a) for the sharing of POS and ATM terminals among all other Participants in the ATH Network, (b) for performing certain switch operation services necessary to effect certain selected electronic fund transfer and other transactions at Participants’ POS and ATM terminals throughout the ATH Network, and (c) for the use of the Licensed Marks to describe the common usage of the ATH Network, Participants’ terminals and Participants’ debit cards issued for use within the ATH Network;

WHEREAS, EVERTEC has granted BPPR’s cardholders access to the ATH Network pursuant to the terms and conditions of the Agreement, dated March 1, 2000 (the “2000 ATH Network Agreement”), by and between GM Group, Inc. (predecessor-in-interest to EVERTEC) and BPPR;

WHEREAS, the parties desire to amend and restate the 2000 ATH Network Agreement in order (i) to update the description of services provided to BPPR by EVERTEC under the 2000 ATH Network Agreement and the riders thereto (the “2000 Service Riders”) and (ii) for EVERTEC to continue to grant BPPR’s cardholders access to the ATH Network pursuant to the terms of this Agreement and the Operating Rules;

WHEREAS, EVERTEC wishes to grant, and BPPR wishes to obtain, a license for the use of the Licensed Marks in connection with BPPR’s participation in the ATH Network.

NOW, THEREFORE, in consideration of the payments to be made and services to be performed hereunder, upon the terms and subject to the conditions set forth in this Agreement and intending to be legally bound, the parties hereto agree to the following terms and conditions:

ARTICLE ONE – DRAFTING OF THE AGREEMENT

1.1.	Definitions. Terms (capitalized or otherwise) that are used herein but not otherwise defined herein will have the meanings set forth in the Operating Rules and Exhibit A to this Agreement.

1.2.	Plural, Successors, Assignees, Gender, Days. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and vice versa; references to any Person include such Person’s permitted successors and assignees; references to one gender, masculine, feminine, or neuter, include all genders; the term “day” refers to a calendar day, “including” is not limited but is inclusive; the words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, article, paragraph, section, and/or a subsection, unless otherwise specified.

1.3.	Interpretation.

a)	The general terms and conditions of this Agreement and the Exhibits, Addenda, Schedules and Riders made a part hereof from time to time will be interpreted as a single document. However, in the event of a conflict between the general terms and conditions of this Agreement and the terms of any Exhibit, Addendum, Schedule or Rider hereto, then the terms of the Schedules, Addenda, Exhibits and Riders will prevail and control the interpretation of the Agreement with respect to the subject matter of the applicable Schedules, Addenda, Exhibits and/or Riders. Furthermore, in the event of any conflict or inconsistency between this Agreement and any other document referenced hereto, regarding the interpretation of the terms of this Agreement, this Agreement together with its Schedules, Addenda, Exhibits and Riders will prevail and control.

b)	Notwithstanding the foregoing, in the event of a conflict or inconsistency between the terms of this Agreement or any Exhibit, Addendum, Schedule, or Rider hereto on the one hand and the Operating Rules on the other hand, the Operating Rules will prevail and control.

1.4.	Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and will not limit or define the meaning of any provisions of this Agreement.

1.5.	Language. This Agreement has been executed in the English language and all Schedules, Addenda, Exhibits and Riders to this Agreement shall be in English.

ARTICLE TWO – THE SERVICES

2.1	General. EVERTEC will provide the Standard Services (as that term is defined below) to BPPR set forth herein and more fully described in the Operating Rules. Furthermore, the Operating Rules describe certain optional services where BPPR must “opt-in” to receive such optional services (the “Optional Services” and together with the “Standard Services,” the “Services”). BPPR may indicate its decision to “opt-in” to an Optional Service by requesting the addition of the Optional Service and the corresponding fees to Schedule F; provided, that for certain Optional Services, EVERTEC and BPPR will also execute a separate rider to this Agreement (each a “Service Rider”) setting forth the mutually agreed upon terms and conditions for such Optional Services. Each such Service Rider will be incorporated and, to the extent not incompatible, will be subject to the terms and conditions of this Agreement. Except as otherwise provided herein, nothing herein will be interpreted as imposing an obligation upon EVERTEC to develop new services, or upon BPPR to acquire any additional services from EVERTEC.

2.2	Description.

a)	Standard Services. EVERTEC will provide the following services to BPPR in accordance with this Agreement and the Operating Rules (collectively, the “Standard Services”):

i.	Authorization Services – The ATH Network will forward BPPR’s Terminal Participant transactions to the Issuer Participant, or vice versa, as the case may be, through the available routes. Upon receipt of a response, the ATH Network will log the transaction and relay the response back to the terminal. Transactions that are not ATH branded card transactions are referred to the corresponding card issuing institution for processing. Transactions originated by terminals may be authorized by BPPR or by the ATH Network. If BPPR elects to have EVERTEC authorize transactions made by BPPR cardholders, BPPR shall provide a positive file to EVERTEC for processing, in a magnetic tape or other electronic form of transmission with the information and format required by EVERTEC. If BPPR elects to do its own processing of transactions on a host-to-host basis, but have EVERTEC provide stand-in authorization, BPPR shall provide EVERTEC with negative files in a magnetic tape or other electronic transmission with the information and format required by EVERTEC. BPPR must opt into any stand-in authorization service by requesting the addition of such service to Schedule F.

ii.	Financial Settlement – The ATH Network will perform a daily settlement of all POS and ATM transactions among Participants and provide to Participants detailed reports related to those transactions. The reports will include financial information and all switch and interchange fees.

iii.	ATM Terminal Services – Host-to-host connection of BPPR to EVERTEC’s computer center to process authorization requests from ATM terminals.

iv.	ATM Monitoring Services – Provides BPPR the ability to maintain a reasonable uptime in their terminals. The ATH Network will constantly monitor all BPPR terminals, 365 days a year, 24 hours a day. The service includes tracking of opened incident tickets, notification to BPPR custodians previously confirmed in writing by BPPR, and escalation of incident tickets.

v.	Gateway Services – The ATH Network is linked to one or more processors that process transactions through national and international networks permitting the interchange of transactions among participating institutions in the various networks. Cardholders of BPPR (as the Issuer Participant) will be able to use their cards at the terminal of entities participating in the national and international networks. BPPR (as the Terminal Participant) will be able to request authorization for cards issued by other entities that participate in those networks. Transaction settlement is included in the daily settlement reports generated by the ATH Network.

b)	Optional Services. EVERTEC will provide the Optional Services set forth in Schedule F in accordance with this Agreement and the Operating Rules.

c)	BPPR agrees to receive the Services (to the extent a Service is provided by EVERTEC to BPPR prior to the date hereof and continuing on the date hereof but is not described above or set forth in Schedule F, such Service shall be added to a Service Rider or Schedule F, as applicable), including any change, modification, enhancement or upgrade of such Services in accordance with Section 2.9 (collectively, the “Exclusive Services”), on an exclusive basis from EVERTEC. Subject to the terms of this Agreement, BPPR shall not, without the prior written consent of EVERTEC, use a Third Party to provide any of the Exclusive Services and BPPR shall not perform any of the Exclusive Services itself or through its Affiliates (other than through EVERTEC).

2.3	Service Personnel. EVERTEC agrees that it will use its Best Efforts to assign qualified, adequately trained, and efficient professionals and personnel who will use their Best Efforts to discharge their obligations under this Agreement in an efficient and timely manner and to exercise reasonable care in performing the Services subject to the terms, conditions and prices established in the corresponding Service Riders.

2.4	Consulting Services. General consulting services that EVERTEC provides to BPPR on a time and material basis can be provided through the execution of a purchase order or a Service Rider that will form a part of and be subject to the general terms and conditions of this Agreement.

2.5	Participants. The parties agree that it is in their respective best interest that other institutions be encouraged and permitted to participate in the ATH Network. Therefore, EVERTEC shall have the right to contract with other financial institutions to act as Participants in the ATH Network, at EVERTEC’s sole discretion and pursuant to a separate agreement with each such institution, and without prior written notice to, or approval from, BPPR.

2.6	Service Level Agreements.

a)	The Services will be rendered in a commercially reasonable manner in accordance with the generally accepted industry practices and procedures used in performing services of a like-kind to the Services (the “Standard of Care”). Any applicable performance standards or service levels relating to a particular Service (“Service Levels”) will be as set forth in the Operating Rules or a corresponding Service Rider, as applicable.

b)	If EVERTEC fails to meet the Service Levels, EVERTEC will (i) investigate and report to BPPR on the root cause(s) of such failure; (ii) advise BPPR of the status of remedial efforts being undertaken with respect to such failure; (iii) notify BPPR of the steps which EVERTEC believes should be taken to correct the cause of such failure; and (iv) promptly correct the cause of such failure. The failure of EVERTEC to meet or exceed the Service Levels will not, in and of itself, constitute a breach of the corresponding Service Rider, nor this Agreement, unless such failure also constitutes a breach of the Standard of Care.

2.7	Service Deficiencies. BPPR will notify EVERTEC immediately upon discovery of any evidence that might indicate that there is any failure, malfunction, defect or non-conformity in the Services. Except as otherwise provided for in the Service Levels set forth in the Operating Rules or of a particular Service Rider, if EVERTEC and BPPR determine that the cause of the problem is exclusively imputable to EVERTEC, EVERTEC will exercise Best Efforts to provide a solution to the problem at its own cost, otherwise any corrections to the Services will be at BPPR’s expense. BPPR will be responsible for making appropriate adjustments within its capacity and control as may be reasonably necessary to mitigate adverse effects until EVERTEC remedies the deficiency or problem.

2.8	Reports and Forms.

a)	EVERTEC will produce and send to BPPR the reports identified in the Operating Rules and/or Service Riders, as applicable. The frequency of the reports will also be specified in the Operating Rules and/or Service Riders, as applicable. BPPR will be responsible for promptly reviewing and reconciling the reports, statements and files, and any notice, correspondence or communication it receives from EVERTEC. Should BPPR identify any omission or discrepancy between its records and the data provided by EVERTEC, or if it has an objection to information in any report, it must notify EVERTEC in writing within ten (10) days following the receipt of the report. EVERTEC will process the investigation according to the procedures set forth in the Operating Rules. BPPR agrees and acknowledges that its failure to report the omission, discrepancy or objection within the time set forth in this Section 2.8 will release EVERTEC from any liability regarding such omission, discrepancy or objection.

b)	Should a form be needed in conjunction with the Services, BPPR will use one provided or accepted by EVERTEC. All information provided to EVERTEC by BPPR must be complete and legible. EVERTEC may, but is not required to, communicate with BPPR in order to verify the incomplete or illegible information and will not be held responsible for any errors in rendering the Services due to incomplete or illegible information provided by BPPR.

2.9	Modifications to Services.

a)	EVERTEC reserves the right to change, modify, enhance or upgrade the manner in which it renders the Services, at any time; provided, however, that any change, modification, enhancement or upgrade does not materially adversely effect the functionality of the Services nor the agreed upon Service Levels. EVERTEC will provide BPPR with timely prior written notice of any change, modification, enhancement or upgrade to any Service.

b)	Any change, modification, enhancement or upgrade requested or required by BPPR will require ninety (90) days’ prior written notice to EVERTEC. Upon receipt of such notice, EVERTEC will prepare and present to BPPR within thirty (30) days following the receipt of the notice, a written estimate of the costs for such changes, as well as any adjustment in fees that may be necessary as a result thereof. The parties will have a period of thirty (30) days following the receipt of the estimate to negotiate in good faith any costs and/or price adjustments. Subject to Section 2.2(c), should the parties be unable to arrive at mutually agreed upon costs and/or price adjustments within such thirty (30) day time period, the changes will not be implemented and this Agreement will continue in full force in effect under the then current terms and conditions.

2.10	Development Projects.

a)	For purposes of this Section, the following terms shall have the corresponding meanings:

1.	“Development Project” means any development, maintenance and other technology projects related to the Services.

2.	“Exercise Notice” means notification by EVERTEC of its desire to exercise its Right of First Refusal for a Development Project.

3.	“Right of First Refusal” means the right of EVERTEC to be given an opportunity before any other Person to accept or reject an offer with respect to a Development Project.

4.	“Notice of Intent” means written notification by BPPR to EVERTEC of its intent to implement a Development Project.

5.	“Option Period” means the period of thirty (30) days following receipt of the Notice of Intent, during which EVERTEC must deliver its Exercise Notice.

b)	BPPR hereby grants to EVERTEC a Right of First Refusal with respect to any Development Project.

c)	Should BPPR intend to implement a Development Project, it shall send EVERTEC a Notice of Intent. If EVERTEC determines that it will exercise its Right of First Refusal, EVERTEC must send BPPR its Exercise Notice within the Option Period. If EVERTEC exercises its Right of First Refusal, BPPR and EVERTEC will immediately commence good faith negotiations to enter into a definitive agreement for the Development Project to be incorporated hereunder as a Service Rider stating the mutually agreed upon terms and prices for such Services.

d)	BPPR will be entitled to negotiate the Development Project with a Third Party and EVERTEC’s Right of First Refusal will be deemed terminated should one of the following circumstances occur:

1.	EVERTEC notifies BPPR that EVERTEC will not exercise the Right of First Refusal;

2.	EVERTEC fails to exercise the Right of First Refusal within the Option Period;

3.

The parties are unable to reach an agreement by the fiftieth (50th) day following the date of the Exercise Notice; provided, however, that in such case, the terms and conditions for the Development Project as offered by or to a Third Party must be as favorable or better to BPPR than those proposed during the negotiations between the parties; or

4.	This Agreement is terminated in accordance with Article Four herein.

e)	In the event that EVERTEC decides not to exercise the Right of First Refusal within the Option Period and BPPR contracts the Development Project to a Third Party, BPPR acknowledges and agrees that EVERTEC will not be liable for any errors to or impact on the Services as a result of the work performed by such Third Party and will have no obligation under this Agreement to correct such errors or impact.

2.11	Equipment.

a)	EVERTEC will retain all right, title or interest in any EVERTEC equipment supplied to BPPR as part of the Services, and no ownership rights in such EVERTEC equipment will transfer to BPPR. BPPR will provide a suitable and secure environment free from environmental hazards and electric power for such EVERTEC equipment and will keep the EVERTEC equipment free from all liens, charges, and encumbrances. BPPR will bear the risk of loss of or damage to EVERTEC equipment (ordinary wear and tear excepted) from any cause except to the extent caused by EVERTEC or its suppliers. As such, BPPR agrees that it will provide a Loss Payable Clause in BPPR’s general liability and property causality insurance policies in an amount equal to the value of the equipment EVERTEC equipment will not be removed, relocated, modified, interfered with, or attached to non-EVERTEC equipment by BPPR without prior written authorization from EVERTEC.

b)	Title to and risk of loss of any equipment purchased from EVERTEC will pass to BPPR as of delivery, upon which date EVERTEC will have no further obligations of any kind with respect to such purchased equipment, except as set forth in the Operating Rules or an applicable Service Rider. BPPR hereby grants EVERTEC a purchase money security interest in any equipment purchased by BPPR, together with all improvements and accessories at any time made or acquired, to secure the payment in full by BPPR of the purchase price of such equipment to EVERTEC. BPPR agrees that EVERTEC will have the right to file or record this Agreement and all such financing statements and/or other appropriate documents, pursuant to applicable law to evidence and perfect EVERTEC’s security interest. At EVERTEC’s request BPPR will cooperate with EVERTEC in executing such financing statements.

c)	All ownership interest in a party’s facilities and associated equipment used in connection with the Services will at all times remain with that party. If any BPPR equipment is used to provide the Services, BPPR grants EVERTEC a non-transferable and non-exclusive license to use such BPPR equipment in the manner necessary to provide the Services.

2.12	Import/Export Control.

a)	The parties acknowledge that equipment, products, software, and technical information (including, but not limited to, technical assistance and training) provided under this Agreement may be subject to import or export laws, conventions or regulations, and any use or transfer of the equipment, products, software, and technical information must be in compliance with all such laws, conventions and regulations. The parties will not use, distribute, transfer, or transmit the equipment, products, software, or technical information (even if incorporated into other products) except in compliance with such laws, conventions and regulations. If requested by either party, the other party agrees to sign written assurances and other documents as may be required to comply with such laws, conventions and regulations.

b)	In the event any necessary import or export license cannot be obtained within six (6) months after making an application, neither party will have further obligations with respect to providing or purchasing and, if applicable, BPPR will return the equipment, products, software, or technical information that is the subject matter of the unsuccessful application.

2.13	Contingency Planning. Each party acknowledges that it is responsible for maintaining in effect at all times an appropriate Business Continuity Plan. EVERTEC warrants that it has a Business Continuity Plan that addresses the continuation of the majority of the services it provides to its clients if an Event threatens to impair or disrupt EVERTEC’s delivery of such services. Any terms and conditions for a particular Service that the parties desire to include in EVERTEC’s Business Continuity Plan will be agreed to by the parties. EVERTEC’s Business Continuity Plan is not a guarantee that BPPR will be able to communicate with EVERTEC’s systems at all times if the loss of connection itself is due to an event of Force Majeure or is otherwise beyond EVERTEC’S control. Upon BPPR’s reasonable request, EVERTEC will make available to BPPR, for the purpose of responding to questions concerning EVERTEC’s Business Continuity Plan, one or more Representatives who are knowledgeable about the Business Continuity Plan, the manner in which it is tested and the manner in which it would be implemented in the event EVERTEC experiences an Event.

ARTICLE THREE – PAYMENT FOR SERVICES

3.1	Fees. EVERTEC will charge BPPR the fees and prices for the Services set forth in Schedule F. BPPR also agrees to pay applicable Participants the corresponding fees set forth in Schedule F. The parties agree that regardless of whether a Service is set forth in a Service Rider, the pricing related to any and all the Services shall be set forth in Schedule F.

3.2	Settlement. Settlement of all transactions will occur at the end of each Business Day, or as otherwise provided in the Operating Rules. All settlement will be performed in accordance with the Operating Rules.

3.3

Terms of Payment. With respect to all the fees that are not collected through the settlement procedures set forth in Section 3.2, EVERTEC will send an invoice directly to BPPR on or before the fifteenth (15th) day of the month following the month in which the Services are rendered, reflecting the fees and other charges to BPPR for the preceding month. EVERTEC will debit BPPR’s ACH Payment Account the undisputed amount due on the invoice on the tenth (10th) calendar day following the date the invoice is sent to BPPR. Any amount due under this Agreement that is not paid when due will thereafter bear interest at an annual rate of interest equal to one and a half percent (1.5%), but in no event to exceed the maximum rate of interest allowed under any applicable law. BPPR agrees that, if any properly submitted invoice remains unpaid and undisputed for a period exceeding sixty (60) days (regardless if the Service Rider indicates payments will not be made via the ACH Payment Account), EVERTEC may (i) deduct such amount from BPPR’s ACH Payment Account; (ii) refuse to provide the Services, until such time as all past due amounts are paid in full.

3.4	Additional Services. Any additional services performed by EVERTEC at BPPR’s request (or as required by BPPR’s act or failure to act) over and above the Services listed in the corresponding Service Riders hereto will be billed at EVERTEC’s standard rates then in effect for computer and personnel time, equipment, supplies, out-of-pocket costs, and other items and expenses incurred in performing such additional services or as may otherwise be set forth in any Service Rider.

3.5	Out-of-pocket and Third-Party Expenses. With BPPR’S prior approval, additional costs related to delivery and/or collection, telecommunications or other incidental services, as well as necessary and reasonable services to be provided through EVERTEC by Third Parties, for BPPR’s benefit, incurred during the term of this Agreement and that are not contemplated in any of the established fees, costs, and charges, will be paid by BPPR when invoices and related documents are duly presented. All such out-of-pocket or Third-Party charges and administration costs related to the Services will be billed by EVERTEC to BPPR at cost plus a 20% administrative fee for overhead incurred by EVERTEC in the management of invoices, resources and other administrative tasks.

3.6	Modifications to Fees. The fees to be charged under this Agreement will be subject to change from time to time by EVERTEC in its sole discretion; provided, that EVERTEC will notify BPPR of any changes at least thirty (30) days’ prior to such changes entering into effect and provided further that any fees charged under this Agreement shall be consistent with the fees charged to other participants of the ATH Network and taking into account BPPR’s transaction volumes. In addition to the foregoing, the fees charged by EVERTEC to BPPR shall be in compliance with applicable Legal Requirements, in particular, the provisions of Section 23A and Section 23B of the Federal Reserve Act, and Regulation W of the Board of Governors of the Federal Reserve System, as amended from time to time. The fees to be charged by EVERTEC to BPPR under this Agreement shall be subject to periodic review by the parties in order to ensure compliance with the previous sentence.

3.7	Taxes. The fees and charges paid by BPPR under this Agreement will be inclusive of any applicable sales, use, personal property, excise, services or other taxes in existence as of the Effective Date. Each party will bear its corresponding taxes or contributions related to this Agreement, which may include, but not be limited to, municipal, Commonwealth or federal taxes, as applicable.

3.8	Disputed Charges; Requests for Information.

a)	BPPR will pay undisputed charges when such payments are due. BPPR may withhold payment of specific charges within a given invoice that it in good faith disputes or for which it reasonably requires information from EVERTEC to verify the amounts being charged, provided that BPPR delivers to EVERTEC a written statement either via facsimile or e-mail to be followed by signed letter (“Notice of Dispute”).

b)	The Notice of Dispute will include a detailed description of (i) the specific charge or charges being disputed and the basis of the dispute, (ii) if applicable, the supporting documentation that is reasonably required for verification of the charge or charges, and (iii) the amount being withheld.

c)	If the Notice of Dispute is received prior to the date EVERTEC is set to debit the amount as set forth in Section 3.3 above, EVERTEC will not debit for such disputed amounts until the dispute is resolved, provided that the amount in dispute is greater than one thousand dollars ($1,000.00). A charge will be deemed “undisputed” if BPPR does not deliver a Notice of Dispute within the time period provided in this paragraph.

d)	With respect to charges that are disputed in good faith, BPPR will pay interest at the rate set forth in Section 3.3 on amounts withheld which are later determined to be valid. Such interest will be calculated from the invoice due date to the date such amount is actually paid.

e)	The provisions of this Section 3.8 will not be construed to prohibit BPPR from disputing fees and expenses in the amount of one thousand dollars ($1,000.00) or less. All disputes under this Section 3.8, if not settled by the parties, will be settled pursuant to Section 11.14 of this Agreement.

3.9	Supporting Documentation. EVERTEC will maintain supporting documentation for the amounts billable to, and payments made by, BPPR hereunder in accordance with its practices prior to the Effective Date and applicable record retention requirements. EVERTEC agrees to provide BPPR with such supporting documentation with respect to each invoice as may be reasonably requested by BPPR.

ARTICLE FOUR – TERM & TERMINATION

4.1	Term. This Agreement will enter into effect on the Effective Date and will continue in effect until September 30, 2025, unless there is a Change of Control of Popular and/or BPPR prior to such date and EVERTEC notifies BPPR within thirty (30) days of such Change of Control of Popular and/or BPPR, in which case this Agreement will end on September 30, 2028 (the “Initial Term”), unless earlier terminated in accordance with the provisions of this Agreement. After the Initial Term, this Agreement shall renew automatically for successive three (3) year periods (each a “Renewal Period” and together with the Initial Term, the “Term”), unless either party gives written notice to the other party not less than one (1) year prior to the then applicable Renewal Period of its intent not to renew this Agreement.

4.2	Automatic Termination. This Agreement will terminate automatically upon the enactment of any applicable law of any Governmental Authority, or decision or order of any court of competent jurisdiction prohibiting the maintenance, use or sharing of the terminals by any of the parties and/or the rendering of the Services by EVERTEC.

4.3	Termination for Cause.

a)	This Agreement may be terminated by either party if the other party:

1.	commits a Material Breach of this Agreement (or series of breaches that together constitute a Material Breach), which breach is not cured within thirty (30) days following receipt of notice specifying the nature and extent of such breach; provided, however, that if such breach is not reasonably susceptible of cure within such thirty (30) day period, such period will be extended and the party will not be in default hereunder so long as it commences such cure within such thirty (30) day period and diligently pursues such cure and such failure is cured within ninety (90) days following the receipt of such notice;

2.	fails to pay any properly submitted invoice providing for material amounts in the aggregate that are undisputed for a period exceeding sixty (60) days pursuant to Section 3.3 of this Agreement; or

3.	makes any assignment of this Agreement, except as expressly provided herein.

b)

For purposes of Section 4.3(a), “Material Breach” (i) with respect to BPPR, shall include, but not be limited to, (a) any activities or actions of BPPR which reflect adversely on the business reputation of EVERTEC, any Participant or the ATH Network, (b) any breach of the license provisions set forth in Section 7.1 of this Agreement or (c) any failure to pay any properly submitted invoice providing for material amounts in the aggregate that are undisputed for a period exceeding sixty (60) days pursuant to Section 3.3 of this Agreement, and (ii) with respect to EVERTEC, means a breach, or series of breaches, of EVERTEC’s duties or obligations that, if left uncured for ninety (90) days following receipt of notice from BPPR detailing the relevant breach, would result in a Material Adverse Effect on BPPR.

c)	Notwithstanding anything in this Agreement to the contrary, any Material Breach under a particular Service Rider will give the non-breaching party the right to terminate that particular Service Rider, subject to the cure periods set forth under Section 4.3(a)(1), and will not automatically operate as a default under any other Service Rider.

4.4	Effect upon Termination.

a)	Upon the termination of this Agreement, BPPR shall (unless EVERTEC otherwise agrees to in writing):

1.	BPPR shall remove and/or disconnect, at its own cost and expense, any and all communication lines and modems connecting its terminals to EVERTEC’s ATH Network or other computer systems.

2.	BPPR shall pay to EVERTEC and/or any Participant any outstanding fees within five (5) Business Days from the date of termination.

3.	BPPR shall not use, transfer, operate or market in any manner any program or system, or material of any kind developed by EVERTEC in conjunction with, or related to the Services.

4.	The license granted to BPPR hereunder shall expire and terminate immediately and BPPR shall immediately and completely (i) discontinue all use of the Licensed Marks and Intellectual Property of EVERTEC; (ii) remove all signs bearing the Licensed Marks from its terminals; and (iii) destroy and/or reissue any cards issued by BPPR that bear the Licensed Mark.

5.	BPPR shall cease and discontinue any use of any advertising and promotional materials relating to BPPR’s participation in the ATH Network.

b)	Not later than thirty (30) days after termination of this Agreement, EVERTEC will deliver to BPPR all the documents, plastic cards, materials, records, and formats in its possession, if any, belonging to BPPR, and all of the tapes and records where any BPPR Data is recorded.

c)	Except as otherwise provided for herein, upon termination, all further obligations of the parties pursuant to this Agreement or the particular Service Rider that was terminated, whichever the case may be, will terminate without further liability of either party to the other; provided, however that termination will not release the party that terminates from any liability which at the time of termination had already accrued to the non-terminating party.

d)	Neither party shall be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its provisions.

e)	Furthermore, any termination will be without prejudice to any rights or remedies any party may have arising out of any breach of any material representation, warranty, covenant or condition by any other party hereto.

ARTICLE FIVE – CONFIDENTIALITY, PRIVACY & SECURITY OF INFORMATION

5.1	Confidential Information.

a)	The parties acknowledge that in the course of their dealings each may receive (the “Receiving Party”) Confidential Information of the other party (the “Disclosing Party”). As such, the parties are willing to share such Confidential Information provided that the Receiving Party protects the Confidential Information of the Disclosing Party. Confidential Information will not include information that:

1.	Is or becomes generally available to the public without breach of this Agreement;

2.	Was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party;

3.	Becomes available to the Receiving Party from a Third Party, provided that such Third Party is not subject to an obligation of confidentiality with the Disclosing Party;

4.	Is independently developed by the Receiving Party without reference to or reliance upon the Confidential Information;

5.	Is approved by the Disclosing Party for disclosure; or

6.	Is required to be disclosed by applicable Legal Requirements or by a Governmental Authority, but only to the extent so required and solely for such purpose, and the Receiving Party shall otherwise remain obligated to treat such information as Confidential Information pursuant to this Article Five.

b)	In any dispute with respect to these exclusions, the burden of proving that information is not Confidential Information will be on the party making such assertion.

5.2	Privacy.

a)	The Receiving Party agrees to protect and hold all Confidential Information in strict confidence and to take all reasonable steps necessary to protect the Confidential Information from unauthorized and/or inadvertent disclosure. Unless in receipt of specific written exemption from the Disclosing Party, the Receiving Party will not:

1.	use, reproduce, modify or disclose any of the Confidential Information for any purpose other than to perform its obligations under this Agreement for which the Confidential Information is being disclosed;

2.	disclose any of the Confidential Information other than to Representatives of the Receiving Party who have a reasonable need-to-know in order to discharge their obligations under this Agreement, and only to do so when the Representatives have agreed to be bound by the confidentiality provisions of this Agreement;

3.	remove any proprietary rights legend from the Confidential Information.

b)	The prohibition against the disclosure of Confidential Information includes, but is not limited to, disclosing the substance of the negotiations of the Agreement and the existence and/or the terms and conditions thereof, as well as the fact that any similarity exists between the Confidential Information and information independently developed by another Person or entity, and the parties understand that such similarity does not excuse it from abiding by its covenant or other obligations under this Agreement.

c)	The Receiving Party will be fully liable for the acts of its Representatives to whom it discloses the Confidential Information.

5.3	Security of Customer Information.

a) To effect the purposes of this Agreement, BPPR may from time to time provide EVERTEC with information or access to information concerning BPPR and persons or entities who obtain financial products or services from BPPR, including without limitation, client account information (“Customer Information”). EVERTEC acknowledges that its right to use the Customer Information may be limited by obligations of BPPR under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (the “Gramm Act”) and its implementing regulations (e.g., Federal Reserve Regulation P, Securities and Exchange Commission Regulation S-P) and other federal and state laws and regulations regarding privacy and the confidentiality of customer records. EVERTEC shall be responsible for establishing and maintaining an information security program that complies with the Legal Requirements. To protect the privacy of the Customer Information, EVERTEC shall: (i) limit access to the Customer Information to its employees and agents who have a need-to-know to carry out the purposes for which the Customer Information was disclosed; and (ii) use the Customer Information only for purposes of carrying out its obligations hereunder. Furthermore, EVERTEC agrees to (i) protect and hold all Customer Information in strict confidence and to take all reasonable steps necessary to protect the Customer Information from unauthorized and/or inadvertent disclosure; (ii) give immediate verbal and written notification to BPPR, as applicable of any court order or legal action requiring the disclosure of Customer Information and, to the extent allowable under the law, hold the Customer Information in confidence while BPPR seeks a protective order; (iii) give prompt notification of any unauthorized or inadvertent disclosure of the Customer Information; (iv) upon request of BPPR, promptly return or destroy all Customer Information belonging to BPPR, including all copies thereof; and (v) implement security measures designed to (a) ensure the security, integrity and confidentiality of the Customer Information; (b) protect against any anticipated threats or hazards to the security or integrity of the Customer Information; and (c) protect against unauthorized access to or use of the Customer Information.

b) Interagency Guidelines. EVERTEC acknowledges the requirements of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information issued by bank regulatory agencies on February 1, 2001, regarding the implementation of security measures to safeguard customer information. EVERTEC represents and warrants to BPPR that it has in place a comprehensive written security program that includes administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information. Furthermore, EVERTEC agrees that BPPR and any Third Party auditor reasonably designated by BPPR may, in a manner that is consistent with practices and procedures of the parties prior to the date hereof, at any time (i) solicit a copy of the aforementioned security program and (ii) review, monitor and audit EVERTEC to confirm it has satisfied its obligations pursuant to this paragraph.

c) Unauthorized Access. EVERTEC also acknowledges the requirements of the Interagency Guidance on Response Programs for Unauthorized Access to Customer Information and Customer Notice issued by bank regulatory agencies on March 29, 2005, regarding implementing effective notification procedures in the event of unauthorized access to Customer Information. As such, the parties acknowledge and agree that EVERTEC shall be responsible for the unauthorized or fraudulent application for, access to or use of the Customer Information by any entity caused by the negligent acts or omissions of EVERTEC, its employees, subcontractors or agents. If EVERTEC becomes aware of any actual or suspected security breach involving unauthorized access (i.e., physical trespass on a secure facility, computing systems intrusion/hacking, loss/theft of a PC (laptop or desktop), loss/theft of printed materials, etc.) to the Customer Information, that either compromises or in EVERTEC’s reasonable judgment may have compromised the Customer Information, EVERTEC shall report such incident within forty-eight (48) hours in writing to BPPR and describe in reasonable detail the circumstances surrounding such unauthorized access (including, without limitation, a description of the causes of such breach). Any report under this Section shall include a brief summary of the steps being taken by EVERTEC to remedy such breach. Except as may be strictly required by Legal Requirements, EVERTEC agrees that it will not inform any Third Party of any such security breach without BPPR’s prior written consent; however, if such disclosure is required by Legal Requirements, EVERTEC agrees to reasonably cooperate with BPPR regarding the content of such disclosure so as to minimize any potential adverse impact upon BPPR and its clients and customers.

5.4	Remedies. In the event of any court order or legal action requiring the disclosure of Confidential Information, the Receiving Party agrees to give immediate verbal and written notification of the order or action to the Disclosing Party, and to the extent allowable under the law and at the expense of the Disclosing Party, hold the Confidential Information while the Disclosing Party seeks a protective order. The Receiving Party acknowledges and agrees that it would be difficult to fully compensate the Disclosing Party for damages resulting from the breach or threatened breach of the foregoing provisions and, accordingly, that, in addition to any other remedies that may be available, in law, at equity or otherwise, the Disclosing Party will be entitled to seek injunctive relief, including without limitation temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages or posting a bond or any other security. This provision with respect to injunctive relief will not, however, diminish the Disclosing Party’s right to claim and recover damages.

5.5	Term of Obligation. Unless indicated otherwise in a Service Rider, the parties’ obligations under this Section will survive this Agreement for a period of three (3) years following termination hereof. Upon termination of this Agreement for any reason, the Receiving Party’s rights to possession and use of any Confidential Information in connection with the performance of its obligations hereunder or otherwise will terminate. Upon the request of the Disclosing Party, the Receiving Party will promptly return or destroy (in either case under certification to said effect) all Confidential Information belonging to the Disclosing Party, including all copies thereof. Should the Receiving Party be required by law to retain any of the Disclosing Party’s Confidential Information for a period longer than the Term of this Agreement, including any extension thereof, then the Receiving Party’s obligations under this Section will remain in full force and effect until the expiration of any such legally mandated retention period.

ARTICLE SIX – SECURITY, BPPR DATA & RECORDS

6.1	Authorized Persons. BPPR will designate one or more individuals (hereinafter, “Authorized Persons”) who must be identified in the corresponding Service Rider so that as to the specific Service, the Authorized Person can (1) carry out transactions in BPPR’s name; (2) receive information from EVERTEC related to the operation of the Service, including, but not limited to, any EVERTEC-provided access code; (3) give written instructions or inform EVERTEC about any action or request for action by BPPR; (4) notify or issue any document related to this Agreement that the Authorized Person deems necessary or convenient.

6.2	Security Measures.

a)	BPPR warrants that it has adopted, and will assume responsibility for complying with, any and all appropriate and necessary security measures required for the protection of access to its systems and to the Services by its Representatives and Authorized Persons. As such, BPPR warrants that it has established commercially reasonable security procedures to minimize unauthorized access and it agrees that it will take the necessary measures to maintain the confidentiality of the security procedures and any access codes, passwords, instructions or security equipment.

b)	Except as may be specifically set forth in a given Service Rider, BPPR represents and warrants that it will not alter or disable any hardware or software security programs residing on EVERTEC’s hardware or systems. If a network connection is established between BPPR and EVERTEC, BPPR represents and warrants that its computing environment is free from all generally known viruses, worms, Trojans and other “malware,” that may disrupt, damage or interfere with EVERTEC’s network and/or telecommunication facilities. As such, BPPR agrees to (1) allow EVERTEC to perform network assessments of BPPR’s computing environment, and (2) maintain an alert status regarding the security of its computing systems, including without limitation all vulnerabilities and security patches or corrective actions, by subscribing to an industry-recognized service, such as CERT or CIAC. BPPR understands that, should an EVERTEC assessment reveal inappropriate or inadequate security based on the pre-defined requirements for security, EVERTEC may, in addition to other remedies it may have, remove BPPR’s access to the EVERTEC network until BPPR satisfactorily complies with the security requirements defined. Furthermore, BPPR agrees to conduct an annual security audit to ensure that its security practices and procedures include, at a minimum, adequate levels of (a) physical security to protect against theft, tampering or damage; (b) personnel and access controls to protect against unauthorized access to and use of EVERTEC systems or Services; and (c) network security to ensure secure capture, storage and distribution of information.

c)	BPPR Authorized Persons agree to comply with all of EVERTEC’s requirements in relation to the security of the EVERTEC computing environment and Authorized Locations, including without limitation any subsequently agreed security plan or information processing requirements that may be embodied in any Service Rider. BPPR will execute all documents generally required by EVERTEC for access to EVERTEC’s computing environment and Authorized Locations. Further, if any BPPR Authorized Person, at any time during the life of this Agreement, is granted remote access to EVERTEC’s network, or is telecommuting in any capacity, then such person will be subject to additional EVERTEC data security requirements.

d)	Should the Services require access codes or other identification methods to gain access, BPPR will immediately notify EVERTEC in writing of any change of Authorized Person or the scope of his/her authority. Until such notification is received, EVERTEC may accept, without further inquiry, all declarations, instructions or representations made or issued by the Authorized Person. Furthermore, EVERTEC will not assume responsibility, explicitly or implicitly, for questioning or verifying with BPPR whether the Person who uses or has access to the Service is in fact the Authorized Person or if he/she is acting in accordance with BPPR’s internal policies and procedures.

6.3	Ownership of BPPR Data.

a)	BPPR will remain the sole and exclusive owner of its BPPR Data and Confidential Information, regardless of whether such data is maintained on magnetic tape, magnetic disk, or any other storage or processing device. All BPPR Data and other Confidential Information will, however, be subject to regulation and examination by the appropriate auditors and Governmental Authorities at the Authorized Locations to the same extent as if such information were on BPPR’s premises. EVERTEC will notify BPPR as soon as reasonably possible of any formal request by any Governmental Authority to examine such information maintained by EVERTEC. BPPR agrees that EVERTEC is authorized to provide all such information when properly required to do so by a Governmental Authority, subject to the provisions of Section 5.4. EVERTEC acknowledges that it will not have or acquire any rights in or to any BPPR Data or Confidential Information upon termination of this Agreement.

b)	EVERTEC will, subject to its internal control and security procedures, permit BPPR to have or obtain (by electronic or other means) access to its BPPR Data, including where appropriate, access through BPPR’s computer terminals and equipment. EVERTEC will furnish BPPR with such written instructions, manuals or other documentation as will be necessary to such operation and access by BPPR.

6.4	Records and Backup. Each party will maintain its respective records related to the Services in a proper, complete and accurate fashion, and in compliance with all applicable laws applicable to each of them; provided, however, that EVERTEC will not be responsible for retaining any BPPR Data or other records pertaining to BPPR other than for backup purposes and BPPR assumes all responsibility for retaining all such BPPR Data in accordance with its own record retention policies. Except as may be specifically provided in a Service Rider, EVERTEC does not assume any record retention responsibility for BPPR; provided, however, that EVERTEC will maintain a backup of BPPR Data for ten (10) Business Days (in printed form, magnetic tape or other electronic media), from which reconstruction of lost or damaged items or data can be made. The parties will cooperate to ensure compliance with any reasonable requirements established by EVERTEC for the record keeping of BPPR Data necessary for use of the Services.

ARTICLE SEVEN – INTELLECTUAL PROPERTY

7.1	License. EVERTEC hereby grants to BPPR a non-exclusive, non-transferable, limited, royalty free license to use the Licensed Marks, and BPPR hereby agrees and binds itself to use the Licensed Marks, within the United States territories, the Commonwealth of Puerto Rico, and any other country, provided that the Licensed Mark is registered or subject to registration in such other country. BPPR agrees that its use of the Licensed Marks and any of EVERTEC’s Intellectual Property must comply with the terms of any accompanying license agreement and the ATH Network Branding Standards, which form a part of this Agreement and the Operating Rules.

7.2	Title. BPPR acknowledges that EVERTEC’s Intellectual Property used in connection with the provision of Services under this Agreement is valuable property of EVERTEC. EVERTEC warrants that it is the owner of all right, title, and interest in and to such Intellectual Property, none of which, to EVERTEC’s best knowledge, infringes any proprietary right of any other Person. As such, the parties agree that, subject to applicable law and to existing agreements with Third Parties, or except as otherwise expressly agreed to between the parties, EVERTEC is and will remain the owner of its Intellectual Property and all derivative works based thereon and that no title to or ownership of EVERTEC’s Intellectual Property or any part thereof is hereby granted to BPPR. Should EVERTEC use the intellectual property of a Third Party to provide the Services, then EVERTEC warrants that it is duly licensed to do so and any warranties and infringement indemnities for such intellectual property will be those of the Third Party license agreements with EVERTEC. In the alternative, BPPR will be given the opportunity to enter into license agreements directly with such Third Parties.

7.3	Developments. Any services, technology, processes, methods, software and/or enhancements to EVERTEC Intellectual Property or any Third-Party Intellectual Property used or developed for purposes of delivering the Services (collectively, the “Developments”), whether developed solely by EVERTEC or jointly by EVERTEC and any other party, including any Developments requested or suggested by BPPR, will be the sole property of EVERTEC and will not be considered “works-made-for-hire”. BPPR will not acquire any ownership right, Intellectual Property right, claim or interest in EVERTEC’s Intellectual Property or in any Developments.

7.4	Cooperation. The parties will cooperate with each other and execute such other documents as may be reasonably deemed necessary by EVERTEC to achieve the objectives of this Article Seven.

7.5	Intellectual Property Infringement.

a)	Subject to the Merger Agreement, EVERTEC agrees to defend and indemnify BPPR against claims that its Intellectual Property infringes any Intellectual Property Right of a Third Party. EVERTEC will defend BPPR and will pay the damages and costs finally awarded against BPPR. Notwithstanding anything to the contrary herein, to the extent that Popular has an indemnity obligation to Parent (as that term is defined in the Merger Agreement) and/or EVERTEC under the Merger Agreement with respect to any claim of Intellectual Property infringement, EVERTEC shall have no liability to BPPR for such claim under this Agreement.

b)	If EVERTEC receives notice of an infringement claim or otherwise concludes that its Intellectual Property may infringe the proprietary rights of a Third Party, EVERTEC may in its sole discretion: (i) procure the right for BPPR to continue using the affected Intellectual Property; (ii) modify the affected Intellectual Property to make it non-infringing; (iii) replace the affected Intellectual Property with a functional equivalent; or (iv) if EVERTEC determines that options (i) through (iii) are not practicable, terminate BPPR’s right to use the affected Intellectual Property and accept its return against payment of its then-depreciated value, computed on a five (5) year straight-line depreciation schedule commencing as of its installation date.

c)	EVERTEC will have no liability for any claim of infringement and thus no obligation to defend and indemnify BPPR under this Section if such infringement claim is based on (i) BPPR’s continued use of the affected Intellectual Property after EVERTEC notifies BPPR to discontinue use because of such a claim; (ii) BPPR’s use of a superseded or altered release of the affected Intellectual Property or any portion thereof, including, but not limited to, BPPR’s failure to use updates or new releases made available by EVERTEC; (iii) any BPPR or Third-Party modification to the affected Intellectual Property; (iv) BPPR’s use of the affected Intellectual Property without EVERTEC’s written consent; (v) BPPR’s use, operation or combination of the affected Intellectual Property with information, software, specifications, instructions, data, materials or items not supplied by EVERTEC, (vi) use of the affected Intellectual Property in a manner not intended by the accompanying and provided documentation; or (vii) BPPR’s misuse of the affected Intellectual Property.

d)	Furthermore, EVERTEC’s obligation to defend BPPR under this section is subject to all of the following conditions: (i) BPPR must notify EVERTEC promptly in writing after the claim is asserted or threatened; (ii) BPPR must give EVERTEC sole control over its defense or settlement; (iii) BPPR does not take a position that is adverse to EVERTEC; and (iv) BPPR must provide EVERTEC with reasonable assistance in defending the claim for which EVERTEC will reimburse BPPR for any reasonable out-of-pocket expenses that BPPR incurs in providing such assistance.

e)	BPPR agrees to notify EVERTEC promptly in writing if any other type of Third Party claim is brought against BPPR regarding EVERTEC’s Intellectual Property. EVERTEC may, at its option, choose to treat these claims as being covered by this Section.

f)	BPPR agrees to give EVERTEC prompt notice of any act of any Third Party (including any Participant) which may constitute an infringement of EVERTEC’s Intellectual Property or rights to the Licensed Marks. BPPR further agrees to assist EVERTEC in any action brought by EVERTEC to prosecute and maintain EVERTEC’s legal rights thereto.

g)	BPPR agrees to indemnify EVERTEC for any and all costs and expenses (including reasonable attorneys’ fees) incurred by EVERTEC in any action brought by EVERTEC to maintain its legal rights to the Licensed Mark and Intellectual Property which arises as a result of any direct or indirect action or omission on the part of BPPR.

h)	This Section states EVERTEC’s entire liability and BPPR’s exclusive remedies with respect to any Third Party infringement and trade secret misappropriation claims.

ARTICLE EIGHT – COMPLIANCE, AUDIT & SERVICE REVIEWS

8.1	Compliance.

a)	Each of the parties agrees to comply with applicable laws which may be applicable to the performance of their respective obligations under this Agreement, as well as the use of the Services provided hereunder.

b)	Each party hereto shall be and hereby is subrogated to any and all rights and claims of the other party against any Participant, with respect to such Participant’s regulatory compliance, including, without limitation, compliance with the error and dispute resolution procedures specified in any Regulatory Requirement.

c)	BPPR agrees to comply with the Operating Rules at all times during the Term of this Agreement. BPPR acknowledges that EVERTEC reserves the right to modify the Operating Rules at any time, which changes will enter into effect no less than thirty (30) days following notification of such changes to BPPR.

d)	Each of the parties herein, at its own expense, shall apply for and obtain and/or renew in a timely fashion, any and all permits and authorizations required by the applicable Governmental Authorities for the installation, operation and sharing of all of their present and future terminals.

e)	EVERTEC and BPPR acknowledge and agree that the performance of the Services may be subject to regulation by Governmental Authorities. BPPR acknowledges that BPPR will be solely responsible for BPPR’s compliance with applicable laws applicable to BPPR, and as such, hereby warrants that BPPR will comply with all applicable laws, present and future, relating to the conduct and operation of its business and performance of its obligations hereunder.

8.2	Audit.

a)	Each of the parties agrees that it will keep current and accurate books of accounts and records, in accordance with its standard operating procedures, with respect to the transactions effected pursuant to this Agreement. During the Term of this Agreement, each party shall permit the other party’s designated auditors and supervisory authorities to review its books and records with respect to such transactions, upon prior written notice, during normal business hours.

b)	EVERTEC agrees to cooperate with Governmental Authorities in conjunction with any audit or examination of the Services in accordance with applicable laws. Furthermore, in conjunction with any audit or examination of BPPR by a Governmental Authority, EVERTEC agrees to cooperate with any request of such Governmental Authority to review the Services, including, without limitation, providing any information or material lawfully requested by a Governmental Authority, and permitting such Governmental Authority to inspect or audit EVERTEC with respect to its provision of the Services in accordance with applicable laws; provided, however, that all such audits and examinations will be performed at the sole expense of BPPR and BPPR agrees to reimburse EVERTEC for all reasonable fees associated with such examination.

8.3	Service Reviews.

a)	On an annual basis during the Term, EVERTEC shall engage its independent certified public accountants to conduct a review of the operational controls of the ATH Network Services as provided and available to all Participants. The aforesaid review shall be conducted in accordance with the American Institute of Certified Public Accountants Statement on Auditing Standards Number 70 (“SAS 70”) or any successor standard, the findings and recommendations of which shall be set forth in a report (the “Service Review”). The Service Review shall include a Type II Service Auditor’s Report under SAS 70 or any successor standard.

b)	Any findings and recommendations of the Service Review will be set forth in a report which will be the sole property of EVERTEC. Subject to each Participant’s execution and delivery of a customary access letter (to the extent required by the independent certified public accountant that prepares the Service Review), EVERTEC shall deliver to each Participant, no less than on an annual basis, a copy of the Service Review promptly after such report is received by EVERTEC.

c)	It is expressly agreed that EVERTEC is under no obligation to take any action or otherwise correct any findings or recommendations that may be included in the Service Review report.

d)	If, at any time during the Term, BPPR has reasonable material concerns regarding EVERTEC’s operational controls and such concerns are not addressed in the scope of the Service Review, BPPR will so notify EVERTEC and EVERTEC will promptly meet with BPPR in an effort to resolve BPPR’s concerns.

e)	Upon BPPR’s request, EVERTEC will deliver to BPPR a certification of its compliance with regards to this section.

ARTICLE NINE – DISCLAIMER OF WARRANTIES & LIMITED LIABILITY

9.1	DISCLAIMER OF WARRANTIES. THE SERVICES AND ANY EQUIPMENT PROVIDED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS”, “AS AVAILABLE” BASIS. IN ADDITION, THE PARTIES ACKNOWLEDGE THAT GIVEN THE SERVICES (INCLUDING ANY EQUIPMENT) MAY DEPEND TO SOME EXTENT ON BPPR’S OWN COMPUTER SYSTEMS, EVERTEC DOES NOT MAKE ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, QUIET ENJOYMENT, QUIET POSSESSION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. FURTHERMORE, EVERTEC DOES NOT MAKE ANY WARRANTIES OF ANY KIND WITH RESPECT TO LOSS OR CORRUPTION OF DATA, LOSS OR DAMAGE TO EQUIPMENT AND/OR SOFTWARE, SYSTEM RESPONSE TIMES, TELECOMMUNICATION LINES OR OTHER COMMUNICATION DEVICES, QUALITY, AVAILABILITY, RELIABILITY, SECURITY ACCESS DELAYS OR ACCESS INTERRUPTIONS, NOR COMPUTER VIRUSES, BUGS OR ERRORS. EVERTEC DOES NOT MAKE ANY WARRANTIES THAT THE SERVICES WILL NOT BE INTERRUPTED OR ERROR FREE OR AS TO THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE SERVICES AND EVERTEC ASSUMES NO RESPONSIBILITY OR LIABILITY IF TELECOMMUNICATION CARRIERS ARE NOT AVAILABLE AT ANY GIVEN TIME. EVERTEC, ITS AFFILIATES, AND THEIR RESPECTIVE REPRESENTATIVES ARE NOT LIABLE, AND EXPRESSLY DISCLAIM ANY LIABILITY FOR THE CONTENT OF ANY DATA TRANSFERRED EITHER TO OR FROM BPPR OR STORED BY BPPR VIA THE SERVICES PROVIDED BY EVERTEC. NO ORAL ADVICE OR WRITTEN INFORMATION GIVEN BY EVERTEC REPRESENTATIVES WILL CREATE A WARRANTY; NOR MAY BPPR RELY ON ANY SUCH INFORMATION OR ADVICE.

9.2	Reliance on BPPR-Provided Data. In performing the Services, EVERTEC will be entitled to rely upon the data, information, instructions, or specifications provided by BPPR and, therefore, will not be liable to BPPR in the same accord as set forth herein as a limitation of liability, should EVERTEC perform in accordance with such data, information, instructions or specifications received from BPPR. If any error results from incorrect input supplied by BPPR, BPPR will be responsible for discovering and reporting such error and supplying the data necessary to correct such error to EVERTEC, in which case, EVERTEC will exercise Best Efforts to correct the error at BPPR’s sole expense.

9.3	Exclusion of Liability. EVERTEC will not be liable for any Loss, damage, non-performance, default, or delay under this Agreement caused by or due to Force Majeure. In such event, EVERTEC’s obligation will be limited to using commercially reasonable efforts to reinstate the Services within a reasonable period of time once the unforeseen event has been rectified. Except as otherwise provided for herein, EVERTEC’s time for performance or cure hereunder will be extended for a period equal to the duration of the cause. Furthermore, neither party will be liable to the other party if there is any mechanical failure of a terminal, communication lines or any related equipment.

9.4	Systems and/or Services Not Provided by EVERTEC. To the extent BPPR performs any services itself or uses its own software, hardware, communications devices, Internet services, e-mail systems or other systems or, in the alternative, retains Third Parties to provide such services and systems, the parties acknowledge and agree that terms of this Agreement will not be deemed to impose on EVERTEC any obligation to obtain from owners of such systems any licenses or agreements that are necessary in order for EVERTEC to interface the Services with such systems. Nor will EVERTEC have any responsibility or liability in connection with such services or systems not provided by EVERTEC. BPPR will be solely responsible for the installation, operation, maintenance, use, and compatibility of such systems and services. In the event that such systems or services impair BPPR’s use of any Services: (a) BPPR will nonetheless be liable for payment for all Services provided by EVERTEC, and (b) any specifications generally applicable to the Services will not apply.

9.5	LIMITATION OF LIABILITY.

a)	IN ADDITION TO ANY OTHER LIMITATION OF LIABILITY ESTABLISHED IN THIS AGREEMENT, THE OPERATING RULES OR ANY SERVICE RIDER HERETO, AND TO THE EXTENT PERMITTED BY ANY APPLICABLE LAW AND EXCEPT IN THE CASE OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, UNDER NO CIRCUMSTANCES SHALL EVERTEC (OR ANY OF ITS AFFILIATES (OTHER THAN BPPR)) BE LIABLE TO BPPR OR ANY OTHER PERSON FOR LOSSES OR DAMAGES WHICH FALL INTO EACH OF THE FOLLOWING CATEGORIES: (I) LOST REVENUES, LOST PROFITS OR LOSS OF BUSINESS, (II) LOSS OF OR DAMAGE TO GOODWILL, OR LOSS OF ANTICIPATED SAVINGS, (III) LOSS OF OR CORRUPTION TO DATA, OR (IV) ANY INCIDENTAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY KIND, INCLUDING (IN EACH CASE) SUCH DAMAGES ARISING FROM ANY BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT, AND (IN EACH CASE) WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, NEGLIGENCE, OTHER TORT, STATUTE OR OTHERWISE AND WHETHER OR NOT FORESEEABLE, EVEN IF EVERTEC HAS BEEN ADVISED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES.

b)	EXCEPT FOR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR TO THE EXTENT OTHERWISE PROVIDED UNDER ANY LEGAL REQUIREMENT, EVERTEC’S AGGREGATE LIABILITY UNDER THIS AGREEMENT WILL BE THE AMOUNT OF DIRECT DAMAGES SUBJECT TO AN AGGREGATE ANNUAL LIMIT EQUAL TO THE AMOUNT OF PAYMENTS MADE TO EVERTEC BY BPPR FOR THE SERVICE FOR WHICH THE LIABILITY RELATES DURING THE TWELVE MONTHS PRIOR TO THE ACT, OMISSION OR EVENT THAT GIVES RISE TO THE CLAIM FOR LIABILITY. NOTHING IN THIS AGREEMENT SHALL EXCLUDE OR LIMIT EVERTEC’S LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY EVERTEC’S NEGLIGENCE OR OTHERWISE LIMIT OR EXCLUDE EVERTEC’S LIABILITY FOR DAMAGES TO THE EXTENT THAT SUCH LIMITATION OR EXCLUSION IS NOT PERMITTED BY APPLICABLE LAW. THIS LIMITATION WILL APPLY NOTWITHSTANDING ANY LIMITED REMEDY PROVIDED HEREIN; PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT APPLY TO LOSSES RELATED TO BREACHES OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT, NOR TO INTELLECTUAL PROPERTY INDEMNIFICATION PROVISIONS. EACH PARTY HEREBY WAIVES ANY CLAIM THAT THESE EXCLUSIONS DEPRIVE IT OF AN ADEQUATE REMEDY OR CAUSE THIS AGREEMENT TO FAIL OF ITS ESSENTIAL PURPOSE.

c)	The foregoing sets forth BPPR’s exclusive remedy for breach of this Agreement by EVERTEC. The provisions of this section allocate the risks between EVERTEC and BPPR and EVERTEC’s pricing reflects the allocation of risk and limitation of liability specified herein.

ARTICLE TEN – INSURANCE & INDEMNIFICATION

10.1	Insurance. Each of the parties agrees to maintain adequate insurance coverage from reputable providers in amounts complying with industry standards for such party’s respective operations and the performance of its obligations under this Agreement. All such insurance policies will be carried at such party’s own expense. If either party requests any additional coverage of the other party, the costs associated with such coverage will be paid by the party requesting such additional coverage.

10.2

BPPR’s Indemnity. BPPR hereby agrees to indemnify, defend, protect and hold harmless EVERTEC, its Affiliates (except for BPPR) and their respective Representatives, suppliers, Third Party information providers, sub-contractors and permitted assigns and successors in interest (collectively the “EVERTEC Indemnitee”) from and against any Losses incurred or suffered by, or asserted against, such EVERTEC Indemnitee directly or indirectly in relation to or arising from: (a) any breach of this Agreement by BPPR; (b) any claim brought by any Third Party against an EVERTEC Indemnitee based on BPPR’s use of the Services; (c)

EVERTEC’s compliance with BPPR’s Specifications or instructions; (d) acts or omissions of BPPR and its Representatives in connection with the installation, maintenance, presence, use or removal of equipment or software not provided by EVERTEC; (e) claims for infringement of any Third Party Intellectual Property right, arising from the use of any services or systems not provided by EVERTEC; (f) EVERTEC’s use of Intellectual Property or data supplied by BPPR; (g) the use of the Internet or the placement or transmission of any materials on the Internet by BPPR; (h) breach of contract and/or the warranties of merchantability and/or fitness for particular purpose, and related in any way to any service or product sold or offered by BPPR and/or any of its Affiliates at and/or through the BPPR’s electronic payment system; and (i) the contents of BPPR’s online web site and/or any other web site of BPPR’s Affiliates violates any copyright, proprietary right of any Third Party, state and federal regulations, or contains any matter that is libelous, scandalous or relates to products or services the offering or sale of which would in any manner be against the law.

10.3	EVERTEC’S Indemnity. Unless otherwise provided for in this Agreement, EVERTEC hereby agrees to indemnify, defend, protect and hold harmless BPPR, its Affiliates and their respective Representatives, suppliers, Third Party information providers, sub-contractors and permitted assigns and successors in interest (collectively the “BPPR Indemnitee”) from and against all claims against BPPR Indemnitee for damage to, or loss of use of property of Third Parties and/or injury or death of any person to the extent that such damage, injury or death is caused by the negligent act or omission of EVERTEC in connection with EVERTEC’s performance of the Services under this Agreement.

10.4	Indemnification Procedures. With respect to claims covered by Sections 10.2 or 10.3 above, the following procedures will apply:

a)	Notice. Promptly after receipt by a party entitled to indemnification (the “indemnitee”) of notice of the commencement or threatened commencement of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to this Article Ten, the indemnitee will notify the party obligated hereunder to indemnify the indemnitee (“indemnitor”) of such claim in writing. The failure of indemnitee to so notify an indemnitor will relieve indemnitor of its obligations under this Section to the extent that indemnitor can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than fifteen (15) days before the date on which any response to a complaint or summons is due, the indemnitor will notify the indemnitee in writing if the indemnitor elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

b)	Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor will be entitled to have sole control over the defense and settlement of such claim; provided that (i) the indemnitee will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (ii) the indemnitor will notify the indemnitee before ceasing to defend against such claim, and will not compromise or settle such claim without the indemnitee’s prior written consent if such compromise or settlement would impose a penalty or limitation upon the indemnitee, including, without limitation, an injunction or other equitable relief, or such compromise or settlement does not include the release of the indemnitee from all liability arising from or relating to such claim. After the indemnitor has delivered a Notice of Election relating to any claim, the indemnitor will not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor will not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.

c)	Procedure Where No Notice of Election Is Delivered. If the party which is the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee will have the right to defend the claim in such manner as it may deem appropriate, and the failure of the indemnitor to deliver such Notice of Election will not affect the indemnification obligations of such party under this Agreement.

d)	Cooperation. When seeking indemnification, the indemnitee will at all times reasonably cooperate with the indemnitor in the defense or settlement of any claim which is subject to this Article Ten.

e)	Entitlement to Payment. In the event an indemnitor elects not to assume control of the defense and settlement of that claim, the indemnitee will be entitled to payment by the indemnitor upon the indemnitee’s settlement of the claim or the adjudication of liability, whichever first occurs.

10.5	Subrogation. In the event that a party will be obligated to indemnify the other party pursuant to this Article Ten, the indemnitor will, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates. The indemnitee will reasonably cooperate with indemnitor, including the execution of appropriate documents, to enable the indemnitor to receive the benefit of the right of subrogation outlined in this Section 10.5.

ARTICLE ELEVEN – MISCELLANEOUS

11.1.	Survival. The parties’ respective confidentiality and indemnification obligations, as well as the provisions governing limits of liability, will survive any termination of this Agreement.

11.2.	Relationship between the Parties. EVERTEC and BPPR shall at all times be deemed to be independent contractors, and nothing contained in this Agreement shall be construed in any way as establishing a partnership, joint venture, express or implied agency relationship between EVERTEC and BPPR. EVERTEC and BPPR will have no authority to enter into contracts on each other’s behalf, to hire or fire employees of one another or in any way to obligate each other to any third party. EVERTEC has the sole right to supervise, manage, contract, direct, perform or cause to be performed, all of the services to be performed by EVERTEC under this Agreement.

11.3.	Non-Exclusive. Except as otherwise set forth herein or agreed to by the parties in writing, the parties hereto acknowledge that this Agreement is not exclusive and nothing contained herein will be construed to create an exclusive relationship between EVERTEC and BPPR. As such, EVERTEC will not be limited in entering into similar agreements with other Persons to provide the same or similar services.

11.4.	Other Agreements. EVERTEC shall have the right to subcontract and/or to enter into separate agreements with any other person, firm or corporation to provide any or all of the services contemplated in this Agreement. Furthermore, EVERTEC shall have the right to enter into separate agreements to provide to any non-Participant any or all of the services contemplated in this Agreement.

11.5.	Assignment.

a)	Each party hereto may sell, transfer, lease, assign or otherwise dispose of any of its ATM terminals; provided, however that: (i) such party shall give written notice to the other party not less than two (2) Business Days prior to such transfer, and (ii) such transfer shall not, by itself, cause the acquirer of such ATM terminals to become a Participant or to acquire any right to participate or have access to the ATH Network. The party transferring such ATM terminals shall take, at its expense, all reasonable steps to disconnect said ATM terminals from the ATH Network and to ensure compliance by the acquirer with the provisions of this paragraph.

b)	Assignment. Other than a Permitted Assignment pursuant to Section 11.5(c) or (d), this Agreement may not be assigned by either party without the prior written consent of the other party; provided, that either party may assign its rights, duties and obligations under this Agreement to its financing sources solely in connection with the granting of a security interest and the enforcement of all rights and remedies that the assigning party has against the other party under this Agreement, subject to the claims, defenses and rights, including rights of set off, that such other party may have against the assigning party.

c)	Assignment to Subsidiaries. EVERTEC may assign any of its rights, duties or obligations to a direct or indirect wholly-owned Subsidiary of EVERTEC (an “Assignee Sub”) if (i) such Assignee Sub is identified by EVERTEC to BPPR at least 20 Business Days prior to the consummation of the proposed assignment; (ii) (A) such proposed assignment is legally required in order for EVERTEC to provide to BPPR or its Subsidiaries, in the country, state, territory or other jurisdiction (“Jurisdiction”) in which the Assignee Sub is organized, the specific obligations required to be performed pursuant to the assignment of this Agreement, and only (x) to the extent of such legal requirement and (y) if EVERTEC provides a written opinion of qualified counsel that opines that such legal requirement is applicable and is based upon reasonable assumptions with respect to such legal requirement or (B) BPPR has provided its prior written consent, such consent not to be unreasonably delayed, withheld or conditioned; (iii) such Assignee Sub will be Solvent immediately after and giving effect to such proposed assignment and BPPR is reasonably satisfied with the terms and conditions of the proposed assignment; (iv) BPPR is a third-party beneficiary to the assignment agreement, which is in form and substance that is reasonably satisfactory to BPPR, and which provides that the Assignee Sub’s rights under the assignment agreement will be terminated if the Assignee Sub ceases to be a wholly-owned Subsidiary, directly or indirectly, of EVERTEC; and (v) EVERTEC remains fully liable with respect to the performance of all its obligations under this Agreement and EVERTEC guarantees the performance of all of the obligations of EVERTEC to BPPR assumed by Assignee Sub under this Agreement, which guarantee provides that, for the avoidance of doubt, after any termination of the proposed assignment, EVERTEC shall continue to be obligated with respect to any obligation undertaken by Assignee Sub prior to such termination.

d)	Assignment to Third Parties. EVERTEC may assign all of its rights, duties and obligations (or those rights, duties and obligations arising after the effectiveness of the assignment) in a transaction with a third-party assignee (an “Asset Acquirer”) if (i) such Asset Acquirer is identified by EVERTEC to BPPR at least 30 Business Days prior to the consummation of the proposed assignment; (ii) such Asset Acquirer (A) acquires at least 90% of the consolidated gross assets (excluding cash) of EVERTEC and its Subsidiaries and (B) assumes at least 90% of the consolidated gross liabilities (excluding Indebtedness) of EVERTEC and its Subsidiaries (including the assignment and assumption of all commercial agreements between EVERTEC or any of its Subsidiaries, on the one hand, and Popular, BPPR or any of their respective Subsidiaries, on the other hand) through one legal entity; (iii) neither the Asset Acquirer nor any of its Affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from the Commonwealth of Puerto Rico in excess of $50 million unless none of them has a physical presence in the Commonwealth of Puerto Rico that is used to conduct any such business; (iv) the Asset Acquirer will be Solvent immediately after and giving effect to such proposed assignment; and (v) EVERTEC reasonably believes that the Asset Acquirer, after completion of the proposed purchase and assumption transaction, will be capable of performing the obligations and duties of EVERTEC under this Agreement.

e)

Cooperation. EVERTEC shall use its reasonable best efforts to cooperate with BPPR in evaluating whether any proposed assignment pursuant to this Section 11.5 would be in compliance with the requirements of the provisions contained in this Section 11.5, including the ability of Assignee Sub or Asset Acquirer, as applicable, to comply with the terms of this

Agreement, including, in each case, by providing any non-confidential information regarding the purposes and plans in connection with such proposed assignment other than information that would create any potential liability under applicable Legal Requirements, violate any confidentiality obligation, or that reasonably would be expected to result in the waiver of any attorney-client privilege.

f)	Notice of Objection. BPPR shall notify EVERTEC in writing within 15 Business Days following receipt of EVERTEC’s notice of the proposed assignment of any objection to any proposed assignment to an Asset Acquirer under Section 11.5(d) unless EVERTEC has failed to satisfy its obligations pursuant to Section 11.5(e) and BPPR asserts such failure prior to the expiration of the 15 Business Day objection period, in which case such 15 Business Day period shall be tolled until EVERTEC satisfies its obligations pursuant to Section 11.5(e). If BPPR fails to timely object to such proposed assignment (taking into account any tolling of the 15 Business Day objection period), it shall be deemed to have consented to such proposed assignment.

g)	Implied Consent. Notwithstanding anything contained herein, if Popular, BPPR or any of their respective Controlled Affiliates votes in favor of a transaction resulting in a proposed assignment and was not compelled to do so as part of a Dragged Asset Sale or other requirement of the Stockholder Agreement or any other Group Agreement with respect to securities issued by Holdco or EVERTEC or any successor or other entity that acquired all or substantially all the assets of Holdco or EVERTEC or any of their respective successors, then it shall be deemed to have consented to the assignment.

h)	Invalidity of Impermissible Assignments. Any attempted or purported assignment in violation of this Section 11.5 hereof shall be null and void and the assignee’s rights assigned pursuant to any assignment made in compliance with this Section 11.5 will terminate in the event and to the extent of the termination of this Agreement.

i)	BPPR Asset Transfer. If BPPR or any of its Subsidiaries transfers, in a single transaction or series of related transactions (including in a merger, business combination, reorganization, or similar transaction (including by operation of law)), 50% or more of BPPR’s consolidated assets in the Region as of the time of transfer, or assets that generate 50% or more of BPPR’s consolidated revenues in the Region for the full twelve-month period ending at the time of transfer, to any Person, then BPPR shall assign to such Person its rights, duties and obligations under this Agreement in respect of the Services provided to BPPR and shall cause such Person to assume its liabilities under this Agreement in respect of the Services provided to BPPR. For the avoidance of doubt, no such assignment shall relieve BPPR of its obligations under this Agreement to the extent BPPR survives any such sale of assets, merger, business combination, reorganization, or similar transaction.

11.6.	EVERTEC Change of Control.

a)	EVERTEC Change of Control. BPPR shall have the right, subject to Section 11.6(c), to terminate this Agreement up to 30 days following the later of (i) the occurrence of an EVERTEC Change of Control or (ii) the date on which EVERTEC provides BPPR written notice that an EVERTEC Change of Control has occurred or is likely to occur (provided that if EVERTEC has not satisfied its obligations pursuant to Section 11.6(b) and that BPPR asserts such failure prior to the expiration of the 30-day period then such 30-day period shall be tolled until EVERTEC satisfies its obligations under Section 11.6(b), and provided further that if an EVERTEC Change of Control occurs, and EVERTEC fails to provide BPPR written notice thereof within 30 days thereof, then BPPR shall have an unqualified right to terminate this Agreement), unless (w) the Person or Group of Persons proposing to engage in such proposed EVERTEC Change of Control transaction (the “Control Acquirer”) is identified to BPPR by EVERTEC at least 30 Business Days prior to such proposed EVERTEC Change of Control; (x) neither the Control Acquirer nor any of its Affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from the Commonwealth of Puerto Rico in excess of $50 million unless none of them has a physical presence in the Commonwealth of Puerto Rico that is used to conduct any such business; (y) EVERTEC (or its successor, as applicable) will be Solvent immediately after and giving effect to such proposed EVERTEC Change of Control; and (z) EVERTEC (or its successor, as applicable), after the proposed EVERTEC Change of Control, will be capable of performing the obligations and duties of EVERTEC under this Agreement; provided further that if Popular, BPPR or any of their respective Controlled Affiliates votes in favor of the transaction resulting in the EVERTEC Change of Control or Transfers (other than a Transfer in the context of a merger, business combination, reorganization, recapitalization or similar transaction) any equity securities in connection with the transaction resulting in the EVERTEC Change of Control and, in either case, was not compelled to do so as part of a Drag-Along Transaction, a Dragged Asset Sale or other requirement of the Stockholder Agreement or any other Group Agreement with respect to Holdco, EVERTEC or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries, then such termination right shall not apply.

b)	Cooperation. EVERTEC shall use its reasonable best efforts to cooperate with BPPR in evaluating whether any proposed EVERTEC Change of Control would be in compliance with the requirements of this Section 11.6 including the ability of Assignee Sub or Asset Acquirer, as applicable, to comply with the terms of this Agreement, including, in each case, by providing any non-confidential information regarding the purposes and plans in connection with such proposed EVERTEC Change of Control other than information that would create any potential liability under Legal Requirements, violate any confidentiality obligation, or that reasonably would be expected to result in the waiver of any attorney-client privilege.

c)

Notice of Objection. If EVERTEC provides at least 30 days written notice to BPPR prior to an EVERTEC Change of Control, BPPR shall notify EVERTEC in writing within 15 Business Days following receipt of EVERTEC’s notice of the proposed

EVERTEC Change of Control of any objection to any proposed EVERTEC Change of Control on the basis that it does not satisfy the criteria set forth in clauses (w) through (z) of Section 11.6(a) (unless EVERTEC has failed to satisfy its obligations pursuant to Section 11.6(b) and BPPR asserts such failure prior to the expiration of the 15 Business Day objection period, in which case such 15 Business Day objection period shall be tolled until EVERTEC satisfies its obligations pursuant to Section 11.6(b)). If BPPR fails to timely object to such proposed assignment (taking into account any tolling of the 15 Business Day objection period), it shall be deemed to have consented to such proposed EVERTEC Change of Control and waived its right of termination under Section 11.6(a).

11.7.	Binding Effect. This Agreement and all the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The parties hereto intend that this Agreement will not benefit or create any right or cause of action in, or on behalf of, any Person other than the parties hereto.

11.8.	No Third-Party Beneficiaries. Each party intends that this Agreement will not benefit, or create any right or cause of action in or on behalf of, any Person other than BPPR and EVERTEC.

11.9.	Entire Agreement. This Agreement contains the entire understanding of all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings will be of no force or effect for any purpose. This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective permitted successors-in-interest.

11.10.	Incorporation. The Operating Rules, ATH Network Branding Standards, Exhibits, Schedules, Exhibits, Schedules, Addenda, Riders certificates, agreements and other documents attached hereto and to which reference is made herein are incorporated by reference as if fully set forth herein.

11.11.	Severability. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision is too broad to be enforced as written, the parties intend that the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision will be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance.

11.12.	Waiver. The tardiness or failure by any of the parties hereto in exercising any right or privilege pursuant to this Agreement will not operate as a waiver thereof, nor will the exercise of any right by any party serve as an obstacle to the exercise of any other rights, powers or privileges, or any portion thereof. The waiver of any breach of any provision under this Agreement by any party will not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver will be effective unless in writing.

11.13.	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts made and entirely to be performed therein. BPPR agrees to submit to the jurisdiction and venue of the Court of First Instance of Puerto Rico for claims arising under this Agreement.

11.14.	Trial by Jury. The parties hereby mutually agree that no party, nor any permitted assignee, successor, heir or Representative of thereof will seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon or arising out of this Agreement, or any related agreement or instrument between the parties. None of the parties will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial has not been waived. The provisions of this section have been fully negotiated by the parties. The waiver contained herein is irrevocable, constitutes a knowing and voluntary waiver, and will be subject to no exceptions.

11.15.

Consultation; Arbitration. Any dispute, controversy or claim between the parties or against any Representative of the other related to this Agreement and any dispute or claim related to the relationship or duties contemplated hereunder, including the validity of this clause (a “Dispute”) will be resolved as set forth in this section. Each party will give written notice (“Notice of Dispute”) to the other party of any Dispute claimed by it. Following delivery of a Notice of Dispute, a Representative of each party will meet and will attempt in good faith to resolve the Dispute. Any Dispute that remains unresolved for more than twenty (20) days after the receipt of a Notice of Dispute shall be referred to designated representatives of the parties hereto who shall negotiate in good faith to resolve such dispute (the “Resolution Forum”). If a Dispute is not resolved in the Resolution Forum, the Dispute shall be submitted to the consideration of the Chief Operating Officer and the Chief Financial Officer of EVERTEC and the Chief Operating Officer, the Chief Financial Officer and/or the Chief Information Officer of BPPR. Any Disputes that may remain unresolved for more than ninety (90) days following the receipt of a Notice of Dispute may be referred to binding arbitration at the request of any party upon written notice to the other. Such arbitration proceeding will be administered by the American Arbitration Association in accordance with the then current Commercial Arbitration Rules and will be aired in the Commonwealth of Puerto Rico. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result. A single, neutral arbitrator will determine the Dispute of the parties and render a final award in accordance with the applicable substantive law. Strict confidentiality will govern the arbitration proceedings, including all information submitted to the arbitrator and the decision or award entered by the arbitrator.

Any court having jurisdiction may enter judgment upon the award rendered by the arbitrator. The terms hereof will not limit any obligation of a party to defend, indemnify or hold harmless another party against court proceedings or other Losses. The procedures specified in this section will be the sole and exclusive procedures for the resolution of Disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may request temporary remedies in a court of law to maintain the status quo or to protect goods or property until the arbitration has initiated and the selected arbitrator has had the opportunity to resolve the request for temporary relief. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances. All Disputes between BPPR and Participants will be resolved in accordance with the Operating Rules.

11.16.	Cumulative Remedies. Except as otherwise expressly provided, all rights and remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other rights and remedies available to either party at law, in equity or otherwise and will not serve to exclude the exercise of any right or remedy provided by law.

11.17.	Non-Solicitation. BPPR agrees that, during the period commencing on the execution of this Agreement and ending upon the one (1) year anniversary of the expiration or termination of this Agreement, without the prior written consent of EVERTEC, BPPR shall not, and it shall cause its Subsidiaries not to, directly or indirectly, (i) induce or encourage any employee of EVERTEC to terminate his or her employment with EVERTEC, (ii) solicit for employment or any similar arrangement any employee of EVERTEC or (iii) hire or assist any other Person in hiring any employee of EVERTEC; provided that BPPR and its Subsidiaries shall not be restricted from (i) accepting referrals for employment made by a placement agency or employment service so long as such placement agency or employment service has not targeted employees of EVERTEC, (ii) making any general advertisement not targeted at employees of EVERTEC appearing in a newspaper, magazine, Internet sites or trade publication, or (iii) soliciting or hiring any person who has not been an employee of EVERTEC for at least 180 days prior to being solicited or hired by BPPR or its Subsidiaries and whom neither BPPR nor any of its Subsidiaries, subject to clauses (i) and (ii) of the proviso, have solicited over such 180-day period.

11.18.	Prohibition on Publicity. Except for general marketing presentations promoting the ATH Network, listings of actual Participants in the ATH Network and related disclosures and activities, neither party may advertise or promote using the name or description of the other party including, but not limited to, disclosing the existence or contents of this Agreement, without in each instance the express written consent of the other party.

11.19.	Business Days and Legal Holidays. In the event that any action, payment, or time period, under this Agreement, becomes due on a day that is a Legal Holiday, such action, payment or time period will be performed and/or expire, as applicable, on the next Business Day immediately following the Legal Holiday.

11.20.	Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents will be in writing and delivered to the applicable party at its main office or any other place as designated by the parties in writing.

11.21.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.22.	Representations and Warranties. EVERTEC and BPPR each represent and warrant that (i) it has the power and authority to grant the rights and perform the obligations to which it commits herein; (ii) the execution of this Agreement by the person representing it will be sufficient to render the Agreement binding upon it; (iii) neither its performance hereunder nor the exercise by the other party of rights granted by the warranting party hereunder will violate any applicable laws or regulations, or the legal rights of any Third Parties, or the terms of any other agreement to which the warranting party is or becomes a party; and (iv) it has and will maintain an adequate system of internal controls and procedures for financial reporting. Each party is separately responsible for ensuring that its performance and grant of rights do not constitute any such violation during the term of this Agreement. Each of the foregoing representations and warranties and any other representations and warranties made throughout this Agreement will be deemed provided by the parties on the Effective Date hereof and will be continuous in nature throughout the life of this Agreement.

11.23.	Specific Performance. BPPR and EVERTEC agree that if an act or omission of BPPR or any of its Subsidiaries, on the one hand, or EVERTEC, on the other hand, results in a breach of Section 2.2(c), Section 2.10, Section 11.5(i), Section 11.17, Article 5 or Article 6, EVERTEC or BPPR, as applicable, will be irreparably damaged, no adequate remedy at law would exist and damages would be difficult to determine, and that EVERTEC or BPPR, as applicable, shall be entitled to an injunction or injunctions to prevent such breach, and to specific performance of the terms of Section 2.2(c), Section 2.10, Section 11.5(i), Section 11.17, Article 5 or Article 6, as the case may be, in addition to any other remedy at law or equity, without having to post bond or any financial undertaking.

11.24.	Limitation of Actions. No action, regardless of form, arising out of any claimed breach of this Agreement or the Services provided hereunder, may be brought by either party more than two (2) years after the cause of action has accrued or after the statute of limitations prescribed by Puerto Rico law, whichever is less.

11.25.	Additional Assurances. Both parties covenant and agree that subsequent to the execution and delivery of this Agreement and without any additional consideration, each will execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

11.26.	Amendment and Restatement. This Agreement (1) amends and restates the 2000 ATH Network Agreement and the 2000 Service Riders and (2) upon the Effective Date, the provisions of this Agreement shall supersede the provisions of the 2000 ATH Network Agreement and the 2000 Service Riders, each of which shall no longer be in effect, other than any accrued obligations that are outstanding as of the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized Representatives as of the date first written above.

BANCO POPULAR DE PUERTO RICO		EVERTEC, INC.

By:	/s/ Ileana González	By:	/s/ Félix M. Villamil
Name:	Ileana González	Name:
Title:	SVP	Title:

[Signature Page to Amended and Restated ATH Network Participation Agreement]

Exhibit A – Defined Terms

1.	“ACH Payment Account” means the Automated Clearing House bank account established by BPPR as described in the Operating Rules.

2.	“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such Person. Notwithstanding the foregoing, (i) with respect to Apollo, the term “Affiliate” shall (x) include any investment fund with respect to which Apollo Global Management LLC or its Controlled Affiliates (including its and their respective successors) are the sole or, if not sole, primary investment managers and, subject to clause (y) below, each of their Subsidiaries and (y) not include portfolio companies of Apollo Global Management LLC or its Controlled Affiliates and, (ii) with respect to Popular (to the extent that at the time of determination it is engaged in a private equity or similar business), the term “Affiliate” shall not include portfolio companies of Popular or its Controlled Affiliates.

3.	“Apollo” means AP Carib Holdings, Ltd., an exempted company organized under the laws of the Cayman Islands.

4.	“Asset Acquirer” has the meaning set forth in Section 11.5(d).

5.	“Assignee Sub” has the meaning set forth in Section 11.5(c).

6.	“Authorized Locations” means the data centers and other locations owned or leased by EVERTEC, as the same may be amended from time to time, for providing the Services and/or maintaining, processing, or storing BPPR Data under this Agreement.

7.	“beneficially owned”, “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 (or any successor rule then in effect) under the Exchange Act, except that in calculating the beneficial ownership of any Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable upon the occurrence of a subsequent event. Notwithstanding the foregoing, no Person (the “Initial Person”) shall be deemed to beneficially own any securities beneficially owned by another Person who is not an Affiliate of such Initial Person (the “Other Person”) (disregarding solely for the purposes of determining securities beneficially owned by such Other Person, (i) application of this sentence to any securities that have been Transferred (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such securities) to such Other Person in compliance with the Stockholder Agreement or other applicable Group Agreement and (ii) any Group Securities with respect to such Other Person), including without limitation, another Holder that is not an Affiliate of such Initial Person.

8.	“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved in the time period expressly contemplated or, in the absence of an expressly contemplated time period, in such time period as applicable, in accordance with historical practices and, to the extent there are no historical practices, within a commercially reasonable time period.

9.	“BPPR” has the meaning set forth in the Recitals.

10.	“BPPR Data” means BPPR’s data, records and information maintained and processed by EVERTEC, including all Customer Information.

11.	“Business Continuity Plan” means the processes, preventive arrangements and measures taken by a party to be able to respond to an Event in order to be able to continue offering its services without interruption or significant changes.

12.	“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or San Juan, Puerto Rico are authorized or obligated by Law or executive order to close.

13.	“Change of Control” means, with respect to any Person, the acquisition, by a non-Affiliate of such Person, of (a) more than fifty percent (50%) of the voting power of such Person or (b) the legal power to designate a majority of the board of directors (or other persons performing similar functions) of such Person.

14.	“Common Shares” means the common stock of EVERTEC, par value $1.00 per share (or the common stock of any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries).

15.	“Confidential Information” means all confidential or proprietary data, information, know-how and documentation not generally known to the public and any and all tangible embodiments thereof, including, but not limited to, that which relates to business plans, financial information and projections, agreements with Third Parties, drawings, designs, specifications, estimates, blueprints, plans, data, reports, models, memoranda, notebooks, notes, sketches, artwork, mock-ups, letters, manuals, patents, patent applications, trade secrets, research, products, services, suppliers, customers, markets, software, developments, inventions, processes, technology, Intellectual Property, engineering, hardware configuration, marketing, operations, pricing, distribution, licenses, budgets or finances, and copies of all or portions thereof which in any way related to the business of EVERTEC or BPPR, as the case may be, whether or not disclosed, designated or marked as proprietary, confidential or otherwise. Confidential Information will include EVERTEC’s physical security systems, access control systems, and specialized recovery equipment and techniques. Confidential Information will include BPPR’s Customer Information and BPPR Data.

16.	“Control,” and its correlative meanings, “Controlling,” and “Controlled,” means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

17.	“Control Acquirer” has the meaning set forth in Section 11.6(a).

18.	“Customer Information” means any and all non-public personal information made available to EVERTEC or EVERTEC Representatives for the purpose of obtaining any service or product offered by EVERTEC and/or BPPR for personal, family or household purposes.

19.	“Drag-Along Transaction” has the meaning set forth in Section 4(d)(i) of the Stockholder Agreement.

20.	“Dragged Asset Sale” has the meaning set forth in Section 4(d)(vii) of the Stockholder Agreement.

21.	“Encumbrances” means any direct or indirect encumbrances, lien, pledge, security interest, claim, charges, option, right of first refusal or offer, mortgage, deed of trust, easement, or any other restriction or third-party right, including restrictions on the right to vote equity interests.

22.	“Event” means those events that require a party to put into effect its Business Continuity Plan.

23.	“EVERTEC Change of Control” means, with respect to EVERTEC, any:

(i) merger, consolidation or other business combination of EVERTEC (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of EVERTEC’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries that results in the stockholders of EVERTEC (or such Subsidiary or Subsidiaries) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or a series of related transactions, holding, directly or indirectly, less than 50% of the voting power of EVERTEC (or such Subsidiary or Subsidiaries) or any such successor, other entity or surviving entity, as applicable, immediately following the consummation of such transaction or series of related transactions; provided that this clause (i) shall not be deemed applicable to any merger, consolidation or other business combination, if, as a result of any such merger, consolidation or other business combination, no Person or Group of Persons that had not had “control” of EVERTEC immediately prior to such transaction, as such term is defined under the Bank Holding Company Act of 1956, shall have obtained such “control”;

(ii) Transfer (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such equity), in one or a series of related transactions, of equity representing 50% or more of the voting power of EVERTEC (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of EVERTEC’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries to a Person or Group of Persons (other than a Transfer of such equity to Apollo Global Management LLC, Popular, any Permitted Ultimate Parent, or their respective Controlled Affiliates);

(iii) transaction in which a majority of the board of directors or equivalent governing body of EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were not members of the board of directors or equivalent governing body of EVERTEC (or such successor or other entity) immediately prior to such transaction (or are not nominated by Apollo Global Management LLC, Popular, any Permitted Ultimate Parent or their respective Controlled Affiliates), except (X) resulting from the compliance, at the time of an initial public offering of either Holdco or EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries), with the listing requirements, listed company manual or similar rules or regulations of the securities exchange on which Holdco’s or EVERTEC’s (or such successor’s or other entity’s), as the case may be, equity securities will be listed pursuant to such initial public offering, (Y) if a majority of such board of directors is not “independent” under the rules of the applicable securities exchange on the date following such initial public offering upon which Holdco or EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries), as the case may be, first ceases to be a “controlled company” (or similar status) under the rules and regulations of such exchange, resulting from compliance with the rules and regulations of such exchange that first apply upon Holdco or EVERTEC (or such successor’s or other entity’s), as the case may be, ceasing to be a “controlled company” (or similar status), or (Z) the loss of directors of EVERTEC pursuant to Section 2 of the Stockholder Agreement (as in effect on the date hereof or as may be amended with the approval of Popular and BPPR) that does not result in another Person or Group of Persons having the right or ability to appoint a majority of the board of directors or equivalent governing body of Holdco or EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries) as a result of such transaction; provided that, for the avoidance of doubt, this clause (Z) shall only apply to the resignation and initial replacement of such directors and not to any subsequent replacement of such directors (whether in connection with another transaction or otherwise); or

(iv) sale or other disposition in one or a series of related transactions of all or substantially all of the assets of EVERTEC and its Subsidiaries (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries) to a Person who is not an Affiliate of EVERTEC at such time.

24.	“Exchange Act” means the Securities Exchange Act of 1934.

25.	“Force Majeure” means causes beyond a Person’s reasonable control, including, but not limited to, acts of God, acts of civil or military authority, war, terrorism, civil commotion, governmental action, explosion, strikes, labor disputes, riots, sabotage, epidemics, fires, floods, hurricanes, earthquakes, or other similar events or disasters.

26.	“Governmental Authority” means the government or any agency thereof, of any nation, state, commonwealth (including the Commonwealth of Puerto Rico), city, municipality or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government that have regulatory, supervisory, and/or examination authority with respect to BPPR and/or of EVERTEC with respect to the matters covered by the Services or their respective operations or financial condition, any quasi-governmental entity or arbitral body, any SRO and any applicable stock exchange.

27.	“Group Agreement” means any agreement governing the acquisition, holding, voting or disposition of securities of a Person; provided, that, so long as Apollo or a subsequent Permitted Controlling Holder is an Affiliate of such Person, such Person is a party to such agreement.

28.	“Group of Persons” means a group of Persons that would constitute a “group” as determined pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

29.	“Group Securities” means any securities beneficially owned by a Person solely as a result of the Stockholder Agreement or any other Group Agreement and, for the avoidance of doubt, which securities have not been Transferred to such Person or any of its Controlled Affiliates.

30.	“Holdco Common Shares” means the common stock of Holdco, par value $0.01 per share.

31.	“Holdco” means Carib Holdings, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico.

32.	“Holders” means the holders of Holdco Common Shares who are parties to the Stockholder Agreement as set forth in Schedule I thereto, as the same may be amended or supplemented from time to time.

33.	“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, and (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments.

34.	“Initial Person” has the meaning set forth in the definition of “beneficially owned.”

35.	“Intellectual Property” means the Licensed Marks and any and all trademarks, service marks, copyrights, patents, trade secrets, commercial and/or internet domain names, software, source codes, systems, programs, instructions, manuals, and written material (including reports, formats, tapes, listings and other programming documentation) contract forms, client lists, marketing surveys or other information, the names, features, designs and other specifications related to the names of products or services developed or used or that may hereafter be developed offered or sold by EVERTEC, and methods of processing, specific design and structure of individual programs and their interaction and unique programming techniques employed therein.

36.	“Jurisdiction” has the meaning set forth in Section 11.5(e).

37.	“Legal Holiday” means Saturday, Sunday or any legal holiday in the Commonwealth of Puerto Rico that is observed by EVERTEC.

38.	“Legal Requirements” mean any applicable federal, state, Puerto Rico, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of law, regulation, statute, guidance or treaty issued by a Governmental Authority.

39.	“Licensed Marks” means collectively, the ATH® logo and the ATH® word mark and any other trademarks or service marks used by EVERTEC in connection with the ATH® Network.

40.	“Loss(es)” means losses, lost profits, liabilities, claims, damages, fines, expenses, penalties, interest expense, costs and fees and disbursements, (including legal counsel and experts’ fees and disbursements), net of any amounts recovered with respect thereto under insurance policies covering any liability thereof if and to the extent applicable in each case, individually or collectively.

41.	“Material Adverse Effect” means, with respect to any Person, any fact, event, change, effect, development, condition or occurrence that has a materially adverse effect on or with respect to any business, assets, liabilities, financial condition, or results of operations of such Person.

42.	“Merger Agreement” means the Agreement and Plan of Merger, dated June 30, 2010, among Popular, AP Carib Holdings Ltd., Carib Acquisition, Inc. and EVERTEC, as it may be amended, restated or supplemented from time to time.

43.	“Non-Controlled Public Entity” means a Person which has equity securities listed on national stock exchange and which Person’s Affiliates do not beneficially own securities representing the majority of the voting power to elect the members of the board of directors or other governing body of such Person.

44.	“Operating Rules” means the ATH Network Operating Rules as such rules may be amended by EVERTEC from time to time.

45.	“Other Person” has the meaning set forth in the definition of “beneficially owned.”

46.	“Permitted Assignment” means a Permitted Subsidiary Assignment or a Permitted Third-Party Assignment.

47.	“Permitted Controlling Holder” means a Person that (i) beneficially owns equity securities representing a majority of the voting power to elect the directors of EVERTEC or (ii) any successor or any other entity holding all or substantially all of the assets of EVERTEC and its Subsidiaries in a transaction or series of transactions, in each case, without contravening Section 11.5 or without BPPR validly exercising its termination right pursuant to Section 11.6 provided that such Person shall be a “Permitted Controlling Holder” only with respect to the applicable entity that issues such securities.

48.	“Permitted Subsidiary Assignment” means an assignment by EVERTEC of any of its rights, duties or obligations under this Agreement to an Assignee Sub in compliance with the provisions of Section 11.5.

49.	“Permitted Third-Party Assignment” means an assignment by EVERTEC of all its rights, duties and obligations under this Agreement to an Asset Acquirer in compliance with the provisions of Section 11.5.

50.	“Permitted Ultimate Parent” means with respect to a Permitted Controlling Holder, its Ultimate Parent Entity.

51.	“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

52.	“Popular” means Popular, Inc., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico.

53.	“Region” means Puerto Rico, the U.S. Virgin Islands and the British Virgin Islands.

54.	“Representative” means with respect to a particular Person, any director, officer, partner, member, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

55.	“Services” has the meaning set forth in Section 2.1.

56.	“Solvent” with regard to any Person, means that (i) the sum of the assets of such Person, both at a fair valuation and at a present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (ii) such Person has sufficient capital with which to conduct its business; and (iii) such Person has not incurred debts beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

57.	“SPV Affiliate” means with respect to any Person, any Affiliate of such Person, whose direct or indirect interest in the Common Shares constitutes more than 30% (by value) of the equity securities portfolio of such Affiliate.

58.	“SRO” means any domestic or foreign securities, broker-dealer, investment adviser or insurance industry self-regulatory organization.

59.	“Stockholder Agreement” means the Stockholder Agreement among Carib Holdings, Inc. and the holders party thereto dated September 30, 2010.

60.	“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person, or (c) one or more Subsidiaries of such Person.

61.	“Third Party” means any Person that is not a party to this Agreement and is not an Affiliate of any party to this Agreement.

62.	“Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, bequest by will or under intestacy laws, pledge, hypothecation or other Encumbrance, or any other disposition, of the stated security (or any interest therein or right thereto, including the issuance of any total return swap or other derivative whose economic value is primarily based upon the value of the stated security) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the stated security (or any interest therein) whatsoever, or any other transfer of beneficial ownership of the stated security, with or without consideration and whether voluntarily or involuntarily (including by operation of law). Notwithstanding anything to the contrary set forth in this Agreement, (i) each of (x) a Transfer of equity interests of Popular and (y) a Change of Control of Popular shall be deemed not to constitute a Transfer of any equity interest beneficially owned by Popular; (ii) each of (x) a Transfer of equity interests of Apollo Global Management LLC or any of its Controlled Affiliates that is not an SPV Affiliate, and (y) a Change of Control of Apollo Global Management LLC or any of its Controlled Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any equity interest beneficially owned by Apollo or such Affiliate, as applicable, and (iii) each of (x) a Transfer of equity interests of any Permitted Ultimate Parent or any of its Controlled Affiliates that is not an SPV Affiliate, and (y) a Change of Control of any Permitted Ultimate Parent or any of its Controlled Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any security beneficially owned by such Permitted Ultimate Parent Entity or such Controlled Affiliate, as applicable; provided that, for the avoidance of doubt, subject to clause (i) above, any Change of Control of an SPV Affiliate shall be deemed to constitute a Transfer of the Common Shares beneficially owned by such SPV Affiliate.

63.	“Ultimate Parent Entity” means (i) with respect to Apollo, Apollo Global Management LLC and its successors, (ii) with respect to Popular, Popular and its successors and (iii) with respect to a Permitted Controlling Holder, (x) the Person which (A)(i) Controls such Permitted Controlling Holder or (ii) if no Person Controls such Permitted Controlling Holder, the beneficial owner of a majority of the voting power of such Permitted Controlling Holder and (B) is not itself Controlled by any other Person that is an Ultimate Parent Entity of such Permitted Controlling Holder or, (y) if no such Person exists, the Permitted Controlling Holder; provided that, with respect to determining an Ultimate Parent Entity (i) the Control of any entity by a natural person shall be disregarded and (ii) the Control of any Non-Controlled Public Entity by any Person shall be disregarded.

Schedule F

Schedule of Fees

See Attached

SCHEDULE F

PRICE STRUCTURE FOR ATH NETWORK SERVICES

Banco Popular de Puerto Rico

Revised: January 2011

NETWORK STANDARD SERVICES

AFFILIATION

Participation Fee	$[***] per year per Participant			Fee payable by the Participant for participation in the ATH Network.

SWITCH FEE (Any transaction passing through the switch)

ATM Transactions	Minimum of $[***] per day* $[***] each per transaction			Fee payable by the Issuer Participant when transactions pass through the switch. * Minimum per day is payable only if the settlement is performed by EVERTEC.

POS Transactions	$[***] per transaction $[***] per transaction			Fee payable by the Issuer Participant. Fee payable by the Terminal Participant.

ATM INTERCHANGE FEE

ATM Transactions	Per transaction fee:

	Transaction Type	On Premises	Off Premises
	Monetary	$[***]	$[***]	Fee payable by the Issuer Participant to the Terminal Participant
	Non Monetary	$[***]	$[***]
	ATM incomplete or denied	$[***]	$[***]

POS INTERCHANGE FEE

POS Transactions

	Industry Categories (SIC)	Basis Points
	Restaurants	[***]%

Fee payable by the Terminal Participant to the Issuer Participant.

The fee will be calculated applying the basis points to the dollar amount of the sales ticket. There is a minimum of $[***] per transaction on all categories. Financial Services will be assessed a maximum of $[***].

	General Services	[***]%
	Gas Stations	[***]%
	Financial Services	[***]%
	Public Administration	[***]%
	Education	[***]%
	Health Services	[***]%
	Retailers	[***]%
	Supermarkets	[***]%

ACCOUNTING MANAGEMENT

POS Transactions	$[***] per transaction			Fee payable by the Terminal Participant for reports and Electronic Draft Capture (EDC) process.

BALANCED PORTFOLIO

ATM Transactions	$[***] per excess on ATM transaction			Fee payable by the Issuer Participant for the excess of ATM Transactions over POS Transactions (unbalanced portfolio).

CERTIFICATION

Testing time for ATM and POS	$[***] per hour or fraction, per occurrence, during business day 8:00 am to 5:00 pm			Fees payable by the Participant. All certifications are subject to applicable charges, will the exception of new affiliation which will be entitled to [***] hours free of charge.
$[***] per hour or fraction, at other times

***	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that confidential treatment has been requested with respect to this omitted information.

NETWORK STANDARD SERVICES

1. GATEWAY FEES

Processor	Applicable network fees and communications costs			Fees payable by the Participant. Communication cost will be allocated on the basis of the proportional number of transactions processed through the Gateway processor. Minimum: $[***]. Other processor costs will be allocated to the Participant.

FTP ACCESS
Transmission Fee	$[***] per month per institution			Fee payable by the Participant.
Re-creation of Transmission	$[***] per each day re-created			Fee payable by the Participant for re-creation of transmissions of previous settlements dates.
Re-creation of Hard Copy Reports	$[***] per each day re-created			Fee payable by the Participant for re-creation of hard copy reports of previous settlement dates.
Transaction Files	$[***] per month per file			Fee payable by the Participant for Issuer and Terminal Participant activity and transaction log.

2. EDUCATIONAL TRAININGS

Settlement	No Charge			Applies to new affiliations.
Additional	$[***] one person $[***] per additional participant
On site	$[***] one person $[***] per additional participant			Fees payable by the Participant.

ATH BRAND DEVELOPMENT FUND
Quarterly Gross Dollar Volume	From	To	Basis Points	Fee payable by the Participant. The fee is applied using the basis points tier structure for the total monetary volume of ATM and POS transactions per quarter. Applies to “not on us” transactions.
	$[***]	$[***]	[***]%
	$[***]	$[***]	[***]%
	$[***]	$[***]	[***]%
	$[***]	$[***]	[***]%

***	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that confidential treatment has been requested with respect to this omitted information.

Initial Each Box Below	NETWORK OPTIONAL SERVICES

AUTHORIZATIONS

STAND-IN AUTHORIZATION FEES

	ATM Transactions	$[***] per transaction (completed)	Fees payable by Participants that elect to have the ATH Network authorize ATM and/or POS transactions on their behalf.

	POS Transactions	$[***] per transaction (completed)

CARD ACCEPTANCE AT PUENTE TEODORO MOSCOSO

	Processing	Any transaction passing to the switch	Fee payable by the Issuer Participant. See Network Standard Services Switch Fee Table.

	Interchange	Any transaction passing to the switch	Fee payable by the Terminal Participant to the Issuer Participant. See Network Standard Services Switch Fee Table.

CARD ACCEPTANCE AT NYCE POR TERMINALS

	Processing	$[***] per transaction	Fee payable by the Issuer Participant.

	Interchange	Variable	Fee payable by NYCE to the Issuer Participant in accordance with NYCE operating rules.

ATM

SURCHARGE

	Per transaction fee	$[***] per surcharged transaction	Fee payable by the Terminal Participant for ATM transactions that are settled by the ATH Network. Fee does not apply to foreign transactions.

ATM INTERBANKING TRANSFER

	ATM Transaction	Switch Fee (Any transaction passing to the switch)	Fee payable by the Issuer Participant and the Receiver Participant. See Network Standard Services Switch Fee Table.

	Interchange	$[***] per transaction	Fee payable by the Issuer Participant to the Terminal Participant.

	Implementation	Shall be determined in a one-to-one basis and quoted accordingly	Fee payable by the Terminal Participant for ATM loads and screen modifications.

MOBILE PHONE ATM AIRTIME SALES

	ATM Transaction	$[***] per transaction	Fee payable by the Terminal Participant for completed sales transactions for Claro airtime activations.

***	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that confidential treatment has been requested with respect to this omitted information.

Initial Each Box Below	PROCESSING OPTIONAL SERVICES
ATM SERVICES
ATM PRODUCTS

	ATM Driving	Per month, per machine
		From	To	Fee
		[***]	[***]	$[***]	Fees payable by the Terminal Participant for ATMs connected to the ATH Network for driving.
		[***]	[***]	$[***]
		[***]	[***]	$[***]
		[***]	[***]	$[***]

	ATM Monitoring Web Access	$[***] per user id, per month			Fees payable by the Terminal Participant for accessing the Web Monitoring Services.

OTHER SERVICES

MOBILE BANKING SERVICES

	Balance Inquiry	$[***] per transaction			Fee payable by the Issuer Participant.

	Interchange	$[***] per transaction			Fee payable by ATH Network to the Issuer Participant.

/s/ Roberto Delgado	/s/ Luis Cestero
Roberto Delgado	Luis Cestero
Vice President	SVP Retail

13 JAN 2011	1/13/11
Date	Date

***	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that confidential treatment has been requested with respect to this omitted information.

SERVICE RIDER

ATM DRIVING

This Service Rider to the Amended and Restated ATH Network Participation Agreement (the “Agreement”) is made on this 30th day of September, 2010 (the “Effective Date”), by and between BANCO POPULAR DE PUERTO RICO (“BPPR”) and EVERTEC, INC. (“EVERTEC”) and forms a part of, and is subject to, the terms and conditions of the Agreement. Unless indicated otherwise, any capitalized terms not specifically defined herein shall have the meaning set forth in the Agreement or the Operating Rules.

RECITALS

WHEREAS, EVERTEC provides automated teller machine (ATM) terminal driving, monitoring and related network services (the “Services”); and

WHEREAS, BPPR wishes to subscribe to this Service Rider with EVERTEC in order to obtain the Services from EVERTEC, subject to the terms and conditions set forth herein.

NOW THEREFORE, the parties hereby agree as follows:

1.	Front End Authorizations – EVERTEC will perform the front end communications for debit, credit and combined cards (hereinafter referred to as the “Cards”) authorizations for BPPR cardholders’ transactions from BPPR participating networks, such as, but not limited to: (i) Total Systems, (ii) ATH Network participants; and (iii) international networks. EVERTEC’s Services support a communication process, in which all authorizations are channeled to EVERTEC’s, and then routed to one of the following: (i) BPPR designated data center for BPPR on-us transactions; (ii) ATH Network for ATH Network participant transactions; or (iii) Visa, MasterCard or other payment gateways (such as Plus, Cirrus, American Express, Discover and Diner’s Club, etc.) for domestic and international transactions.

2.	ATM Management Services – EVERTEC will provide BPPR with ATM management services under which EVERTEC will download modifications of the BPPR ATM software to BPPR ATMs. BPPR may request that EVERTEC provide modifications to the BPPR ATM software. Such modifications will be quoted separately and are not included in the pricing for the Services.

3.	Settlement – the ATM balance function will be available on a daily basis (Monday through Sunday) and will support (i) settlement Cards; (ii) forced balance; and (iii) automatic balance (upon request). ATH Network settlement will be Monday through Friday and will include: (i) daily transaction reports; (ii) single point settlement; and (iii) interchange and fees reports.

4.	Multi-Currency Support – EVERTEC will provide the required support for multi-currency dispensing at BPPR-specified ATM locations. Any modifications to the ATM software, hardware and/or Services that may be required for EVERTEC to comply with this section will be performed by EVERTEC at BPPR’s request and expense.

5.	Monitoring – EVERTEC will provide BPPR ATMs, network and host monitoring 365 days, 24 hours daily. Any particular specifications for monitoring will be provided by BPPR and establish (i) the conditions to be monitored; (ii) the scheduled time period for escalation; and (iii) the mode of notification. EVERTEC will monitor BPPR ATMs, the ATH Network and the host for operational, network and security conditions. At BPPR’s request and expense (to be invoiced separately according to Schedule F of the Agreement), EVERTEC will also provide BPPR the required access to monitor BPPR ATMs, the network and the host for operational, network and security conditions. EVERTEC will provide BPPR with pre-defined performance reports that track and measure ATM availability, operation, hardware conditions, supplies and maintenance uptimes/downtimes. As part of the monitoring services, EVERTEC will also provide BPPR with a transaction monitoring tool and will monitor all communications circuits.

6.	The parties agree that the fees for the Services contemplated under this Service Rider will be set forth in Schedule F of the Agreement.

7.	This Service Rider will be coterminous with the Agreement and shall expire and become ineffective if at any time the Agreement is terminated for any reason.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Service Rider to be executed by their duly authorized representatives to be effective as of the Effective Date regardless of the actual date of signature below.

EVERTEC, INC.		BANCO POPULAR DE PUERTO RICO

By:	/s/ Félix M. Villamil	By:	/s/ Ileana González
Name:		Name:
Title:		Title:

[Signature Page to ATM Driving Service Rider]

SERVICE RIDER

MOBILE PHONE ATM AIRTIME SALES

This Service Rider to the Amended and Restated ATH Network Participation Agreement (the “Agreement”) is made on this 30th day of September, 2010 (the “Effective Date”), by and between BANCO POPULAR DE PUERTO RICO (“BPPR”) and EVERTEC, Inc. (“EVERTEC”) and forms a part of, and is subject to, the terms and conditions of the Agreement. Unless indicated otherwise, any capitalized terms not specifically defined herein shall have the meaning set forth in the Agreement or the Operating Rules.

RECITALS

WHEREAS, BPPR has entered into an agreement with a mobile phone carrier to provide Participants’ cardholders the functionality of buying prepaid cellular air time (the “Airtime Purchases”) at certain designated BPPR ATM terminals (the “Designated ATMs”); and

WHEREAS, EVERTEC’s proprietary software for Participants’ ATM terminals can be configured to accept Airtime Purchases; and

WHEREAS, the parties agree that it is in their respective best interest that Participants’ cardholders have access to Airtime Purchases at the Designated ATMs.

NOW THEREFORE, the parties hereby agree as follows:

1.	It is agreed that, as of the Effective Date of this Service Rider, Participants’ cardholders may use the Designated ATMs to make Airtime Purchases.

2.	In connection with the ability of the Designated ATMs to accept Airtime Purchases, EVERTEC shall provide BPPR the following Services:

a)	Certify or cause the Designated ATMs to be certified in order to be able to accept the Airtime Purchase transactions.

b)	Perform ATM loads to configure the Designated ATMs in such a manner as to include the functionality of accepting Airtime Purchases.

c)	Process authorization requests relating to the Airtime Purchase transactions, including:

i.	receiving and accepting requests for authorization/verification for cardholder transactions initiated at the Designated ATMs;

ii.	seeking authorization or denial of such transactions from the Issuer Participant of the cardholder;

iii.	sending to the mobile phone carrier the mobile phone number to be activated with the Airtime Purchase; and

iv.	relaying to the Designated ATM the corresponding authorization or denial message received from the Issuer Participant of the cardholder and the mobile phone carrier.

3.	BPPR is responsible for:

a)	Obtaining the appropriate certification of the Designated ATMs to enable same for processing the Airtime Purchase transactions and coordinating the activation of such Designated ATMs with EVERTEC.

b)	Complying with any additional procedures required to accept Airtime Purchases as same may be published and modified from time to time.

c)	Any claims related to Airtime Purchases or the mobile phone carrier.

4.	The parties agree that the fees for the Services contemplated under this Service Rider, as well as any fees or charges relating to the Airtime Purchases, will be set forth in Schedule F of the Agreement.

5.	This Service Rider will be coterminous with the Agreement and shall expire and become ineffective if at any time the Agreement is terminated for any reason.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Service Rider to be executed by their duly authorized representatives to be effective as of the Effective Date regardless of the actual date of signature below.

EVERTEC, INC.		BANCO POPULAR DE PUERTO RICO

By:	/s/ Félix M. Villamil	By:	/s/ Ileana González
Name: FELIX M. VILLAMIL		Name:
Title: PRESIDENT		Title:

[Signature Page to Mobile Phone ATM Airline Sales Service Rider]

SERVICE RIDER

NYCE POS TERMINAL ACCESS

This Service Rider to the Amended and Restated ATH Network Participation Agreement (the “Agreement”) is made on this 30th day of September, 2010 (the “Effective Date”), by and between BANCO POPULAR DE PUERTO RICO (“BPPR”) and EVERTEC, INC. (“EVERTEC”) and forms a part of, and is subject to, the terms and conditions of the Agreement. Unless indicated otherwise, any capitalized terms not specifically defined herein shall have the meaning set forth in the Agreement or the Operating Rules.

RECITALS

WHEREAS, EVERTEC has entered into a separate agreement (“Universal Access Agreement”) with NYCE Network Payments, LLC (“NYCE”) to provide access to ATH PIN debit card issuers to conduct PIN POS Terminal transactions at participating NYCE US merchants; and

WHEREAS, the ATH cardholders will be entitled to use the ATH card at participating NYCE merchants for the purchase of goods and services and to obtain cash advances, and

WHEREAS, the parties agree that it is in their best interest that BPPR have access to NYCE affiliated POS Terminals in accordance with the Universal Access Agreement; and

WHEREAS, BPPR wishes to subscribe to this Service Rider with EVERTEC in order to obtain the switching and settlement services for POS terminal transactions initiated by ATH cardholders, subject to the terms and conditions set forth herein.

NOW THEREFORE, the parties hereby agree as follows:

1.	BPPR’s ATH cardholders may have access to NYCE affiliated POS Terminals in the United States for the purpose of seeking transaction authorization.

2.	EVERTEC’s sole responsibility to BPPR shall be limited to switching the acquired transaction at a NYCE POS Terminal to EVERTEC for authorization and settlement (the “Services”).

3.	EVERTEC will route such transactions to the card issuer or card issuer’s designated processor to secure the appropriate transaction response in a methodology determined by EVERTEC.

4.	The parties agree that the fees for the Services contemplated under this Service Rider will be set forth in Schedule F of the Agreement.

5.	In addition, BPPR agrees to pay to EVERTEC the corresponding ancillary fees assessed by NYCE in accordance with NYCE Ancillary Services Price Schedule. Any such fees will be billed to BPPR in accordance with the Agreement.

6.	This Service Rider will be coterminous with the Agreement and shall expire and become ineffective if at any time the Agreement is terminated for any reason.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Service Rider to be executed by their duly authorized representatives to be effective as of the Effective Date regardless of the actual date of signature below.

EVERTEC, INC.		BANCO POPULAR DE PUERTO RICO

By:	/s/ Félix M. Villamil	By:	/s/ Ileana González
Name:		Name:
Title:		Title:

[Signature Page to NYCE POS Terminal Access Service Rider]